Exhibit 10.6

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

CENTURY EXPLORATION NEW ORLEANS, LLC

CENTURY EXPLORATION HOUSTON, LLC

and

CENTURY EXPLORATION RESOURCES, LLC

as Borrowers

UNION BANK, N.A.

as Administrative Agent,

Sole Lead Arranger and Book Runner

CAPITAL ONE, NATIONAL ASSOCIATION

as Syndication Agent

REGIONS BANK

as Documentation Agent

and CERTAIN FINANCIAL INSTITUTIONS

as Lenders

$200,000,000

November 29, 2011

Schedules and Exhibits:

Schedule 1 -	Disclosure Schedule

Schedule 2 -	Security Schedule

Schedule 3 -	Lenders Schedule

Schedule 4 -	Existing Hedging Contracts

Exhibit A -	Promissory Note

Exhibit B -	Borrowing Notice

Exhibit C -	Continuation/Conversion Notice

Exhibit D -	Certificate Accompanying Financial Statements

Exhibit E -	Assignment and Acceptance

v

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

THIS FOURTH AMENDED AND RESTATED CREDIT AGREEMENT is made as of November 29, 2011, by and among CENTURY EXPLORATION NEW ORLEANS, LLC, a Delaware limited liability company, CENTURY EXPLORATION HOUSTON, LLC, a Delaware limited liability company, CENTURY EXPLORATION RESOURCES, LLC, a Delaware limited liability company, UNION BANK, N.A., and the Lenders referred below. In consideration of the mutual covenants and agreements contained herein the parties hereto agree as follows:

ARTICLE I - Definitions and References

Section 1.1 Defined Terms. As used in this Agreement, each of the following terms has the meaning given to such term in this Section 1.1 or in the sections and subsections referred to below:

“Adjusted Base Rate” means, on any day, the per annum rate equal to the sum of (a) the Base Rate for such day plus (b) the Base Rate Margin for such day, provided that the Adjusted Base Rate charged by any Person shall never exceed the Highest Lawful Rate.

“Adjusted Eurodollar Rate” means, for any Eurodollar Loan for any day during any Interest Period therefor, the rate per annum equal to the sum of (a) the Eurodollar Margin for such day plus (b) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurodollar Rate for such Eurodollar Loan for such Interest Period by (ii) 1 minus the Reserve Requirement for such Eurodollar Loan for such Interest Period, provided that no Adjusted Eurodollar Rate charged by any Person shall ever exceed the Highest Lawful Rate. The Adjusted Eurodollar Rate for any Eurodollar Loan shall change whenever the Eurodollar Margin or the Reserve Requirement changes.

“Administrative Agent” means Union Bank, N.A., as Administrative Agent hereunder, and its successors in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Fourth Amended and Restated Credit Agreement.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of Base Rate Loans and such Lender’s Eurodollar Lending Office in the case of Eurodollar Loans.

“Applicable Utilization Level” means, with respect to Loans, on any date the level set forth below that corresponds to the aggregate amount of outstanding Facility Usage, at the close of business on such day:

Applicable Utilization Level	Utilization Percent
Level I	less than or equal to 50%
Level II	greater than 50% but less than or equal to 75%
Level III	greater than 75% but less than or equal to 90%
Level IV	greater than 90%

As used herein, the term “Utilization Percent” means on any date, at the close of business on such day: (i) the aggregate amount of outstanding Facility Usage at such time divided by (ii) the Borrowing Base then in effect.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“ASC” means the Financial Accounting Standards Board’s Accounting Standards Codification.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.5), and accepted by Administrative Agent, in substantially the form of Exhibit E or any other form approved by Administrative Agent.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the variable per annum rate of interest so designated from time to time by Administrative Agent as its “reference rate”, (b) the Federal Funds Rate plus one-half percent (0.50%) per annum, and (c) the Adjusted Eurodollar Rate (computed without inclusion of the Eurodollar Margin) plus one percent (1.00%) per annum. The “reference rate” is a reference rate set by Administrative Agent and does not necessarily represent the lowest or best rate being charged to any customer. Any change in the Base Rate due to a change in the “reference rate”, the Federal Funds Rate, or the Adjusted Eurodollar Rate shall take place immediately without notice or demand of any kind.

“Base Rate Loan” means a Loan that bears interest at the Adjusted Base Rate.

“Base Rate Margin” means, on any date, the number of basis points per annum set forth below based on the Applicable Utilization Level on such date:

Applicable Utilization Level	Base Rate Margin
Level I	150
Level II	175
Level III	200
Level IV	225

“Borrowers” means CEH, CNO and Century Resources collectively, and “Borrower” means each of them individually.

“Borrowing” means a borrowing of new Loans of a single Type (and in the case of Eurodollar Loans, with the same Interest Period) pursuant to Section 2.2 or a Continuation or Conversion of existing Loans into a single Type (and, in the case of Eurodollar Loans, with the same Interest Period) pursuant to Section 2.3.

“Borrowing Base” means, at the particular time in question, the Initial Borrowing Base, as adjusted from time to time pursuant to Section 2.9; provided, however, that in no event shall the Borrowing Base ever exceed the Maximum Credit Amount.

“Borrowing Base Deficiency” has the meaning given to such term in Section 2.7(b).

“Borrowing Notice” means a written or telephonic request, or a written confirmation, made by Borrower that meets the requirements of Section 2.2.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks are open for business with the public in Dallas, Texas and Los Angeles, California. Any Business Day in any way relating to Eurodollar Loans (such as the day on which an Interest Period begins or ends) must also be a day on which, in the judgment of Administrative Agent, significant transactions in dollars are carried out in the interbank Eurocurrency market.

“Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which should, in accordance with GAAP, appear as a liability on the balance sheet of such Person.

“Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, for the benefit of Administrative Agent or LC Issuer (as applicable) and the Lenders, as collateral for LC Obligations or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if LC Issuer benefitting from such collateral shall agree in its discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) Administrative Agent and

(b) LC Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means Investments in:

(a) marketable obligations, maturing within twelve months after acquisition thereof, issued or unconditionally guaranteed by the United States of America or an instrumentality or agency thereof and entitled to the full faith and credit of the United States of America;

(b) demand deposits, and time deposits (including certificates of deposit) maturing within 12 months from the date of deposit thereof, with any office of any Lender or with a domestic office of any national or state bank or trust company that is organized under the Laws of the United States of America or any state therein, which has capital, surplus and undivided profits of at least $500,000,000, and whose long-term certificates of deposit have at least the third highest credit rating given by either Rating Agency;

(c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in subsection (a) above entered into with any commercial bank meeting the specifications of subsection (b) above;

(d) open market commercial paper, maturing within 270 days after acquisition thereof, which has the highest or second highest credit rating given by either Rating Agency; and

(e) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (a) through (d) above.

“CEH” means Century Exploration Houston, LLC, a Delaware limited liability company.

“Century Resources” means Century Exploration Resources, LLC, a Delaware limited liability company.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events: (a) all Persons other than Howard Settle shall in the aggregate hold greater than 65% of the outstanding voting securities of RAAM, measured by voting power (including both common stock and any preferred stock or other equity securities entitling the holder thereof to vote with the holders of common stock in elections for directors for RAAM), (b) RAAM shall cease to own 100% of the outstanding securities of each of CEH, CNO, Century Resources, and Sita, (c) Century Resources shall cease to own 100% of the outstanding securities of Windstar, or (d) any Person other than Howard Settle shall be president of RAAM.

“Closing Date” means the date on which all of the conditions precedent set forth in Section 4.1 and Section 4.2 shall have been satisfied or waived.

“CNO” means Century Exploration New Orleans, LLC, a Delaware limited liability company.

“Collateral” means all property of any kind that is subject to a Lien in favor of Lenders (or in favor of Administrative Agent for the benefit of Lenders) or that, under the terms of any Security Document, is purported to be subject to such a Lien.

“Commitment” means, for each Lender, the obligation of such Lender to make Loans to, and participate in Letters of Credit issued upon the application of, Borrower in an aggregate amount not exceeding the amount set forth on the Lenders Schedule or as set forth in any Assignment and Assumption relating to any assignment that has become effective pursuant to Section 10.5.

“Commitment Fee Rate” means, on any date, a rate per annum equal to 0.50%.

“Commitment Period” means the period from and including the Closing Date until the Maturity Date (or, if earlier, the day on which the obligations of Lenders to make Loans hereunder and the obligations of LC Issuer to issue Letters of Credit hereunder have been terminated or the Notes first become due and payable in full).

“Concorde” means Concorde Energy, LLC, a Delaware limited liability company.

“Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries. References herein to a Person’s Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated subsidiaries; provided, however, that, for purposes of the Loan Documents, in no event shall Concorde or any Subsidiary of Concorde be deemed to be a Consolidated Subsidiary of any Restricted Person.

“Consolidated EBITDA” means, for any Fiscal Quarter, the sum of (i) the Borrowers’ Consolidated earnings (or loss) for such Fiscal Quarter, after deduction of all expenses and other charges other than interest and income tax for such Fiscal Quarter plus (ii) amounts deducted in the computation of such Consolidated earnings (or loss) for depreciation, amortization and other non-cash items.

“Continuation” shall refer to the continuation pursuant to Section 2.3 hereof of a Eurodollar Loan as a Eurodollar Loan from one Interest Period to the next Interest Period.

“Continuation/Conversion Notice” means a written or telephonic request, or a written confirmation, made by Borrowers that meets the requirements of Section 2.3.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion” shall refer to a conversion pursuant to Section 2.3 or Article III of one Type of Loan into another Type of Loan.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any Event of Default and any default, event or condition that would, with the giving of any requisite notices or the passage of any requisite periods of time, or both constitute an Event of Default.

“Default Rate” means, at the time in question, (a) with respect to any Base Rate Loan, the rate per annum equal to four percent (4.0%) above the Adjusted Base Rate then in effect for such Loan and (b) with respect to any Eurodollar Loan, the rate per annum equal to four percent (4%) above the Adjusted Eurodollar Rate then in effect for such Loan; provided in each case that no Default Rate charged by any Person shall ever exceed the Highest Lawful Rate.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that, as determined by Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit, within three Business Days of the date required to be funded by it hereunder (unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied), (b) has notified Borrower (and Borrower has notified Administrative Agent), Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within 3 Business Days after request by Administrative Agent, to confirm in a manner satisfactory to Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Determination Date” has the meaning given to such term in Section 2.9.

“Disclosure Schedule” means Schedule 1 hereto.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Distribution” means (a) any dividend or other distribution made by a Restricted Person on or in respect of any Equity in such Restricted Person or any other Restricted Person (including any option or warrant to buy such an equity interest), or (b) any payment made by a Restricted Person to purchase, redeem, acquire, retire, cancel, or terminate any Equity in such Restricted Person or any other Restricted Person (including any such option or warrant).

“Dollars” and “$” means dollars in lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” below its name on the Lenders Schedule, or such other office as such Lender may from time to time specify to Borrowers and Administrative Agent; with respect to LC Issuer, the office, branch or agency through which it issues Letters of Credit; and, with respect to Administrative Agent, the office, branch, or agency through which it administers this Agreement.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person), approved by (i) Administrative Agent, (ii) LC Issuer, and (iii) unless an Event of Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrowers or any of Borrowers’ Affiliates or Subsidiaries.

“Engineering Report” means the Initial Engineering Report and each engineering report delivered pursuant to Section 6.2.

“Environmental Laws” means any and all Laws relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“Environmental Threshold Amount” means the amount of $5,000,000.

“Equity” in any Person means any share of capital stock issued by such Person, any general or limited partnership interest, profits interest, capital interest, membership interest, or other equity interest in such Person, any option, warrant or any other right to acquire any share of capital stock or any partnership, profits, capital, membership or other equity interest in such Person, and any other voting security issued by such Person entitling the holder thereof to vote in elections for directors (or the equivalent) of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statutes or statute, together with all rules and regulations promulgated with respect thereto.

“ERISA Affiliate” means each Restricted Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with such Restricted Person, are (or were at any time in the past six years) treated as a single employer under Section 414 of the Internal Revenue Code.

“ERISA Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code and maintained, contributed to or required to be contributed to by any ERISA Affiliate and with respect to which any Restricted Person has a fixed or contingent liability.

“ERISA Plan Funding Rules” means the rules in the Internal Revenue Code and ERISA (and related regulations and other guidance) regarding minimum funding standards and minimum required contributions to ERISA Plans as set forth in Sections 412, 430 and 436 of the Internal Revenue Code and Sections 302 and 303 of ERISA (and as set forth in Section 412 of the Internal Revenue Code and Section 302 of ERISA for periods prior to the effective date of the Pension Protection Act of 2006).

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” below its name on the Lenders Schedule (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to Borrowers and Administrative Agent.

“Eurodollar Loan” means a Loan that bears interest at the Adjusted Eurodollar Rate.

“Eurodollar Margin” means, on any date, the number of basis points per annum set forth below based on the Applicable Utilization Level on such date:

Applicable Utilization Level	Eurodollar Margin
Level I	250
Level II	275
Level III	300
Level IV	325

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.

If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by Administrative Agent and with a term equivalent to such Interest Period would be offered by Administrative Agent and with a term equivalent to such Interest Period would be offered by Administrative Agent’s London branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined 2 Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of 1 month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to 1 month would be offered by Administrative Agent’s London branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Event of Default” has the meaning given to such term in Section 8.1.

“Excluded Taxes” means, with respect to Administrative Agent, any Lender, LC Issuer or any other recipient of any payment to be made by or on account of any obligation of Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Borrowers are located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrowers under Section 3.7(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.5(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.5(a).

“Existing Credit Agreement” means that certain Third Amended and Restated Credit Agreement dated as of September 4, 2009, among CNO, CEH, Union Bank, N.A., as Administrative Agent, and the financial institutions named as lenders therein, as such agreement has heretofore been amended, modified or supplemented.

“Existing Credit Documents” means (a) the Existing Credit Agreement, (b) the promissory notes made by Borrowers thereunder, and (c) all deeds of trust, mortgages, security agreements, and other documents, instruments or agreements executed and delivered in connection therewith by any Restricted Person, or any predecessor in interest to any Restricted Person.

“Existing Hedging Contract” means the Hedging Contracts set forth in Schedule 4 hereto.

“Existing Indebtedness” means all Indebtedness outstanding under the Existing Credit Documents on the date hereof.

“Facility Usage” means, at the time in question, the aggregate principal amount of outstanding Loans at such time and existing LC Obligations at such time.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of one percent) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate quoted to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Fiscal Quarter” means a three-month period ending on March 31, June 30, September 30 or December 31 of any year.

“Fiscal Year” means a twelve-month period ending on December 31 of any year.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Borrowers are resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to LC Issuer, such Defaulting Lender’s Percentage Share of the outstanding LC Obligations other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means those generally accepted accounting principles and practices that are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and that, in the case of Restricted Persons and their Consolidated Subsidiaries, are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the Initial Financial Statements. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or any such successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to any Restricted Person or with respect to any Restricted Person and its Consolidated Subsidiaries may be prepared in accordance with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only after notice of such change is given to each Lender, and Majority Lenders and Administrative Agent agree to such change insofar as it affects the accounting of such Restricted Person and its Consolidated Subsidiaries.

“GE” means GE Commercial Finance Business Property Corporation.

“GE Mortgage” means that certain Commercial Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing dated August 8, 2005 given by RAAM in favor of Jay C. Paxton, as trustee, for the benefit of GE, securing RAAM’s obligations under the GE Note.

“GE Mortgage Personal Property” means the personal property of RAAM that is encumbered by Liens pursuant to the GE Mortgage.

“GE Note” means that certain Promissory Note dated August 8, 2005 in favor of GE in the original principal amount of $3,485,000 given to finance the construction of RAAM’s Houston, Texas office building.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means each of RAAM, Sita, Windstar, any other Person who has guaranteed some or all of the Obligations and who has been accepted by Administrative Agent as a Guarantor, or any Subsidiary of Borrower that now or hereafter executes and delivers a guaranty to Administrative Agent pursuant to Section 6.20.

“Hazardous Materials” means any substances regulated under any Environmental Law, whether as pollutants, contaminants, or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise.

“Hedging Contract” means (a) any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies, bonds or indexes based on any of the foregoing, (b) any option, futures or forward contract traded on an exchange, and (c) any other derivative agreement or other similar agreement or arrangement.

“Highest Lawful Rate” means, with respect to each Lender Party to whom Obligations are owed, the maximum nonusurious rate of interest that such Lender Party is permitted under applicable Law to contract for, take, charge, or receive with respect to such Obligations. All determinations herein of the Highest Lawful Rate, or of any interest rate determined by reference to the Highest Lawful Rate, shall be made separately for each Lender Party as appropriate to assure that the Loan Documents are not construed to obligate any Person to pay interest to any Lender Party at a rate in excess of the Highest Lawful Rate applicable to such Lender Party.

“Indebtedness” of any Person means Liabilities in any of the following categories:

(a) Liabilities for borrowed money;

(b) Liabilities constituting an obligation to pay the deferred purchase price of property or services;

(c) Liabilities evidenced by a bond, debenture, note or similar instrument;

(d) Liabilities that (i) would under GAAP be shown on such Person’s balance sheet as a liability, and (ii) are payable more than one year from the date of creation or incurrence thereof (other than reserves for taxes and reserves for contingent obligations);

(e) Liabilities arising under Hedging Contracts (on a net basis to the extent netting is provided for in the applicable Hedging Contract);

(f) Liabilities constituting principal under Capital Leases;

(g) Liabilities arising under conditional sales or other title retention agreements;

(h) Liabilities owing under direct or indirect guaranties of Liabilities of any other Person or otherwise constituting obligations to purchase or acquire or to otherwise protect or insure a creditor against loss in respect of Liabilities of any other Person (such as obligations under working capital maintenance agreements, agreements to keep-well, or agreements to purchase Liabilities, assets, goods, securities or services), but excluding endorsements in the ordinary course of business of negotiable instruments in the course of collection;

(i) Liabilities (for example, repurchase agreements, mandatorily redeemable preferred stock and sale/leaseback agreements) consisting of an obligation to purchase or redeem securities or other property, if such Liabilities arise out of or in connection with the sale or issuance of the same or similar securities or property;

(j) Liabilities with respect to letters of credit or applications or reimbursement agreements therefor;

(k) Liabilities with respect to banker’s acceptances;

(l) Liabilities with respect to payments received in consideration of oil, gas, or other minerals yet to be acquired or produced at the time of payment (including obligations under “take-or-pay” contracts to deliver gas in return for payments already received and the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment); or

(m) Liabilities with respect to other obligations to deliver goods or services in consideration of advance payments therefore;

provided, however, that the “Indebtedness” of any Person shall not include Liabilities that were incurred by such Person on ordinary trade terms to vendors, suppliers, or other Persons providing goods and services for use by such Person in the ordinary course of its business, unless and until such Liabilities are outstanding more than 90 days past the original invoice or billing date thereof.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial Engineering Report” means the engineering reports concerning Oil and Gas Properties of Restricted Persons, prepared by Restricted Persons as of July 1, 2011.

“Initial Financial Statements” means (a) the audited annual Consolidated financial statements of RAAM dated as of December 31, 2010, and (b) the unaudited quarterly Consolidated financial statements of RAAM dated as of June 30, 2011.

“Insolvent” means with respect to any Person, that (a) such Person is insolvent (as such term is defined in the United States Bankruptcy Code, Title 11 U.S.C. (the “Bankruptcy Code”), and with all terms used in this definition that are defined in the Bankruptcy Code having the meanings ascribed to those terms in the text and interpretive case law applicable to the Bankruptcy Code), (b) the sum of such Person’s debts, including absolute and contingent liabilities, the Obligations or guarantees thereof, exceeds the value of such Person’s assets, at a fair valuation, (c) such Person’s capital is unreasonably small for the business in which such Person is engaged and intends to be engaged, or (d) such Person has incurred (whether under the Loan Documents or otherwise), or intends to incur debts that will be beyond its ability to pay as such debts mature. In determining whether a Person is “Insolvent” all rights of contribution of each Restricted Person against other Restricted Persons under the guaranty of the Obligations, at law, in equity or otherwise shall be taken into account.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of September 24, 2010 by and among Administrative Agent, Second Lien Trustee, CNO, CEH, and RAAM, as from time to time supplemented, amended or restated.

“Interest Payment Date” means (a) with respect to each Base Rate Loan, the last Business Day of March, June, September and December, and (b) with respect to each Eurodollar Loan, the last day of the Interest Period that is applicable thereto; provided that the last Business Day of each calendar month shall also be an Interest Payment Date for each such Loan so long as any Event of Default exists under Section 8.1 (a) or (b).

“Interest Period” means, with respect to each particular Eurodollar Loan, the period specified in the Borrowing Notice or Continuation/Conversion Notice applicable to such Eurodollar Loan, beginning on and including the date specified in such Borrowing Notice or Continuation/Conversion Notice (which must be a Business Day), and ending one, two or three months thereafter, as Borrowers may elect in such notice; provided that: (a) any Interest Period that would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in that case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period that begins on the last Business Day in a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day in a calendar month; and (c) notwithstanding the foregoing, any Interest Period that would otherwise end after the last day of the Commitment Period shall end on the last day of the Commitment Period (or, if the last day of the Commitment Period is not a Business Day, on the next preceding Business Day).

“Internal Revenue Code” means the United States Internal Revenue Code of 1986 and any successor statute or statutes, together with all rules and regulations promulgated with respect thereto.

“Investment” means any investment, made directly or indirectly, in any Person, whether by purchase or acquisition of Equity, Indebtedness or other obligations or securities or by extension of credit, loan, advance, capital contribution or otherwise and whether made in cash, by the transfer of property, or by any other means.

“Law” means any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other governmental restriction of the United States or any state or political subdivision thereof or of any foreign country or any department, province or other political subdivision thereof. Any reference to a Law includes any amendment or modification to such Law, and all regulations, rulings and other Laws promulgated under such Law.

“LC Application” means any application for a Letter of Credit hereafter made by Borrowers to LC Issuer.

“LC Conditions” means has the meaning given to such term in Section 2.11.

“LC Issuer” means Union Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity.

“LC Obligations” means, at the time in question, the sum of all Matured LC Obligations plus the maximum amounts that LC Issuer might then or thereafter be called upon to advance under all Letters of Credit then outstanding.

“LC Sublimit” means $10,000,000.

“Lender Counterparty” means any Lender Party or any Affiliate of a Lender Party that is a counterparty to a Hedging Contract with any Restricted Person.

“Lender Hedging Obligations” means all obligations arising from time to time under Hedging Contracts entered into from time to time between a Borrower and a Lender Counterparty; provided that (a) if such Lender Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, Lender Hedging Obligations shall only include such obligations to the extent arising from transactions entered into at the time such counterparty was a Lender hereunder or an Affiliate of a Lender hereunder, and (b) for any of the forgoing to be included within “Lender Hedging Obligations” hereunder, the applicable counterparty must have provided Administrative Agent written notice of the existence thereof and such transaction must not otherwise be prohibited under this Agreement.

“Lender Parties” means Administrative Agent, LC Issuer, and all Lenders.

“Lenders” means each signatory hereto (other than Borrowers), including Union Bank, N.A., in its capacity as a Lender hereunder, rather than as Administrative Agent or LC Issuer, and the successors of each such party as Lender hereunder pursuant to Section 10.5.

“Lenders Schedule” means Schedule 3 hereto.

“Letter of Credit” means any letter of credit to be issued by LC Issuer hereunder at the application of Borrowers.

“Letter of Credit Termination Date” means the date that is 30 days prior to the Maturity Date or if such day is not a Business Day, the next preceding Business Day.

“Liabilities” means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.

“Lien” means, with respect to any property or assets, any right or interest therein of a creditor to secure Liabilities owed to it or any other arrangement with such creditor that provides for the payment of such Liabilities out of such property or assets or that allows such creditor to have such Liabilities satisfied out of such property or assets prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic’s or materialman’s lien, or any other charge or encumbrance for security purposes, whether arising by Law or agreement or otherwise, but excluding any right of offset that arises without agreement in the ordinary course of business. “Lien” also means any filed financing statement, any registration of a pledge (such as with an issuer of uncertificated securities), or any other arrangement or action that would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.

“Loan Documents” means this Agreement, the Notes, the Security Documents, Letters of Credit, LC Applications, the Intercreditor Agreement, and all other agreements, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith (exclusive of term sheets, commitment letters, correspondence and similar documents used in the negotiation hereof, except to the extent the same contain information about Borrowers or their Affiliates, properties, business or prospects).

“Loans” has the meaning given to such term in Section 2.1.

“Majority Lenders” means Lenders whose aggregate Percentage Shares equal or exceed sixty-seven percent (67%); provided that the Percentage Shares held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

“Material Adverse Change” means a material and adverse change, from the state of affairs presented in the Initial Financial Statements, or as represented or warranted in any Loan Document, to (a) Borrowers’ Consolidated financial condition, (b) Borrowers’ Consolidated business, assets, operations, properties or prospects, considered as a whole, (c) any Borrower’s ability to timely pay the Obligations, or (d) the enforceability of the material terms of any Loan Documents.

“Matured LC Obligations” means all amounts paid by LC Issuer on drafts or demands for payment drawn or made under or purported to be drawn on or made under any Letter of Credit and all other amounts due and owing to LC Issuer under any LC Application for any Letter of Credit, to the extent the same have not been repaid to LC Issuer (with the proceeds of Loans or otherwise).

“Maturity Date” means July 1, 2015.

“Maximum Credit Amount” means the amount of $200,000,000.

“Maximum Drawing Amount” means at the time in question the sum of the maximum amounts that LC Issuer might then or thereafter be called upon to advance under all Letters of Credit that are then outstanding.

“Multiemployer Plan” means any plan described in Section 4001(a)(3) of ERISA.

“Notes” has the meanings given to such term in Section 2.1.

“Obligations” means all Liabilities from time to time owing by any Restricted Person to any Lender Party under or pursuant to any of the Loan Documents including all LC Obligations. “Obligation” means any part of the Obligations.

“Oil and Gas Properties” means all oil, gas and/or mineral leases, oil, gas or mineral properties, mineral servitudes and/or mineral rights of any kind (including mineral fee interests, lease interests, farmout interests, overriding royalty and royalty interests, net profits interests, oil payment interests, production payment interests and other types of mineral interests), and all oil and gas gathering, treating, storage, processing and handling assets.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning given to such term in Section 10.5(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Percentage Share” means, with respect to any Lender (a) when used in Sections 2.1, or 2.5, in any Borrowing Notice or when no Loans are outstanding hereunder, the percentage set forth below such Lender’s name on the Lenders Schedule, and (b) when used otherwise, the percentage obtained by dividing (i) the sum of the unpaid principal balance of such Lender’s Loans at the time in question, plus the Matured LC Obligations which such Lender has funded pursuant to Section 2.13(c) plus the portion of the Maximum Drawing Amount which such Lender might be obligated to fund under Section 2.13(c), by (ii) the sum of aggregate unpaid principal balance of all Loans at such time, plus the aggregate amount of LC Obligations outstanding at such time.

“Permitted Distributions” means Distributions by Restricted Persons (i) that consist solely of cash dividends and distributions by a Restricted Person in respect of its capital stock or any partnership or other interest in it paid to a Borrower or any other Restricted Person or (ii) that do not exceed $1,875,000 in the aggregate during any Fiscal Quarter, provided, in each case, that at the time of such Distribution and after giving effect thereto, no Event of Default has occurred and is continuing.

“Permitted Lien” has the meaning given to such term in Section 7.2.

“Permitted Reduction Amount” means, with respect to any period of time between two sequential Determination Dates (each a “Determination Period”), an amount equal to 5% of the Present Value of the Oil and Gas Properties of the Restricted Persons evaluated by Lenders for purposes of establishing the Borrowing Base then in effect, as reduced by (a) the net cash proceeds previously received by Restricted Persons from all sales permitted under Section 7.6(e) during such Determination Period; and (b) the Present Value of any oil, gas or mineral leases not previously maintained during such Determination Period under Section 6.18.

“Permitted Second Lien Debt” means Indebtedness (including any guaranty thereof) issued pursuant to the Second Lien Indenture that complies with all of the following requirements:

(a) such Indebtedness and any Lien securing such Indebtedness is subject to the provisions of the Intercreditor Agreement;

(b) no scheduled payment of principal, scheduled mandatory redemption or scheduled sinking fund payment of such Indebtedness is due on or before September 30, 2015; provided that such Indebtedness may be prepaid in connection with a refinancing thereof with other Indebtedness which is permitted by this Agreement;

(c) the covenants (including financial covenants) and events of default are no more restrictive than the covenants and Events of Default under this Agreement; provided that the inclusion in such covenants of any covenant that is customary with respect to senior secured notes and that is not found in this Agreement shall not be deemed to cause such covenants to be more restrictive for purposes of this clause;

(d) on each date on which such Indebtedness is issued (in this definition defined as a “Date of Issuance”) and immediately after giving effect to such Indebtedness RAAM and Borrowers are in compliance on a pro forma basis with Sections 7.13 and 7.14 of this Agreement, calculated for the most recent four consecutive Fiscal Quarters for which the financial statements described in Sections 6.2 (a) and (b) are available to Lenders;

(e) such Indebtedness is not guaranteed by any Person which is not a Borrower or Guarantor of all of the Secured Obligations;

(f) such Indebtedness shall bear interest at a per annum rate of interest not to exceed 13% (excluding default interest) at any time; and

(g) Borrowers shall have delivered to Administrative Agent a certificate in reasonable detail reflecting compliance with the foregoing requirements.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” any employee benefit plan (as defined in Section 3(3) of ERISA) established by a Restricted Person and any ERISA Plan.

“Premium Financing Indebtedness” means Indebtedness in respect of the financing of insurance premiums of the Restricted Persons in the ordinary course of business.

“Present Value” of any Oil and Gas Property means the present value of the future net revenues attributed to such property in the most recent Engineering Report using a discount rate of ten percent (10%).

“Projected Oil and Gas Production” means the projected production of oil or gas (measured by volume unit or BTU equivalent, not sales price) for the term of the contracts or a particular month, as applicable, from properties and interests owned by the Restricted Persons that are located in or offshore of the United States and that have attributable to them proved oil or gas reserves, as such production is projected in the Engineering Report most recently delivered, after deducting projected production from any properties or interests sold or under contract for sale that had been included in such report and after adding projected production from any properties or interests that had not been reflected in such report but that are reflected in a separate or supplemental report meeting the requirements of Section 6.2(c) and otherwise are satisfactory to Administrative Agent.

“Proved Reserves” means “Proved Reserves” as defined in the Petroleum Resources Management System as in effect at the time in question (in this definition, the “PRMS”) prepared by the Oil and Gas Reserves Committee of the Society of Petroleum Engineers and reviewed and jointly sponsored by the World Petroleum Council, the American Association of Petroleum Geologists and the Society of Petroleum Evaluation Engineers (or any generally recognized successor organizations). “Proved Developed Producing Reserves” means Proved Reserves that are categorized as “Developed Producing Reserves” in the PRMS, “Proved Developed Nonproducing Reserves” means Proved Reserves that are categorized as “Developed Nonproducing Reserves” in the PRMS, and “Proved Undeveloped Reserves” means Proved Reserves that are categorized as “Undeveloped Reserves” in the PRMS.

“RAAM” means RAAM Global Energy Company, a Delaware corporation.

“Rating Agency” means either Standard & Poor’s Ratings Group (a division of McGraw Hill, Inc.) or Moody’s Investors Service, Inc., or their respective successors.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Requested Information” has the meaning given to such term in Section 2.9.

“Reserve Requirement” means, at any time, the maximum rate at which reserves (including any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities that includes deposits by reference to which the Adjusted Eurodollar Rate is to be determined, or (b) any category of extensions of credit or other assets that include Eurodollar Loans.

“Restricted Person” means Borrowers, any Subsidiary of any Borrower now in existence or created in the future with the consent of Majority Lenders, RAAM, and each other Guarantor.

“Second Lien Holders” means the holders of notes issued from time to time pursuant to the Second Lien Indenture.

“Second Lien Indenture” means that certain Indenture dated as of September 24, 2010 among RAAM, Borrowers, the other guarantors party thereto, and Second Lien Trustee as amended, restated or otherwise modified from time to time in accordance with the Intercreditor Agreement.

“Second Lien Trustee” means The Bank of New York Mellon Trust Company, N.A., together with its successors and assigns in such capacity under the Second Lien Indenture.

“Secured Obligations” means all Obligations and all Lender Hedging Obligations.

“Secured Party” means any Lender Party or any Affiliate of a Lender from time to time owed any Secured Obligation.

“Security Documents” means the instruments listed in the Security Schedule and all other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements, subordination agreements, intercreditor agreements, and other agreements or instruments now, heretofore, or hereafter delivered by any Restricted Person to Administrative Agent in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Secured Obligations or the performance of any Restricted Person’s other duties and obligations under the Loan Documents.

“Security Schedule” means Schedule 2 hereto.

“Sita” means Sita Energy LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture, or other business or corporate entity, enterprise or organization that is directly or indirectly (through one or more intermediaries) controlled by or owned fifty percent or more by such Person, provided that (i) associations, joint ventures or other relationships (a) that are established pursuant to a standard form operating agreement or similar agreement or that are partnerships for purposes of federal income taxation only, (b) that are not corporations or partnerships (or subject to the Uniform Partnership Act) under applicable state Law, and (c) whose businesses are limited to the exploration, development and operation of oil, gas or mineral properties and interests owned directly by the parties in such associations, joint ventures or relationships, shall not be deemed to be “Subsidiaries” of such Person and (ii) in no event shall Concorde or its Subsidiaries be deemed to be a Subsidiary of any Restricted Person for any purpose under the Loan Documents.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means (a) the occurrence with respect to any ERISA Plan of (i) a reportable event described in Section 4043(c)(5) or (6) of ERISA or (ii) any other reportable event described in Section 4043(c) of ERISA other than such a reportable event for which the 30-day notice requirement has been waived, or (b) the withdrawal by any ERISA Affiliate from an ERISA Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate any ERISA Plan by the PBGC under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan, or (f) any failure by any ERISA Plan to satisfy the ERISA Plan Funding Rules, whether or not waived, or (g) a determination that any ERISA Plan is an at-risk plan (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA) and the funding target attainment percentage (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA) for such plan is less than 60 percent, or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any ERISA Affiliate.

“Tribunal” means any government, any arbitration panel, any court or any governmental department, commission, board, bureau, agency or instrumentality of the United States of America or any state, province, commonwealth, nation, territory, possession, county, parish, town, township, village or municipality, whether now or hereafter constituted or existing.

“Type” means, with respect to any Loans, the characterization of such Loans as either Base Rate Loans or Eurodollar Loans.

“Windstar” means Windstar Energy LLC, a Delaware corporation.

Section 1.2 Exhibits and Schedules; Additional Definitions. All Exhibits and Schedules attached to this Agreement are a part hereof for all purposes. Reference is hereby made to the Security Schedule for the meaning of certain terms defined therein and used but not defined herein, which definitions are incorporated herein by reference.

Section 1.3 Terms Generally; References and Titles. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to a Person’s “discretion” means its sole and absolute discretion. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. References to any document, instrument, or agreement (a) shall include all exhibits, schedules, and other attachments thereto, and (b) shall include all documents, instruments, or agreements issued or executed in replacement thereof. Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The phrases “this section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur. The word “or” is not exclusive. Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer. References to “days” shall mean calendar days, unless the term “Business Day” is used. Unless otherwise specified, references herein to any particular Person also refer to its successors and permitted assigns.

Section 1.4 Calculations and Determinations. All calculations under the Loan Documents of interest chargeable with respect to Eurodollar Loans and of fees shall be made on the basis of actual days elapsed (including the first-day but excluding the last) and a year of 360 days. All other calculations of interest made under the Loan Documents shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 365 or 366 days, as appropriate. Each determination by a Lender Party of amounts to be paid under Article III or any other matters that are to be determined hereunder by a Lender Party (such as any Business Day, Eurodollar Rate, Adjusted Eurodollar Rate, Reserve Requirement, or Interest Period) shall, in the absence of manifest error, be conclusive and binding. Unless otherwise expressly provided herein or unless Majority Lenders otherwise consent all financial statements and reports furnished to any Lender Party hereunder shall be prepared and all financial computations and determinations pursuant hereto shall be made in accordance with GAAP; provided, however, that for purposes of calculating the ratios in Sections 7.13 and 7.14 and the components of each such ratio, Concorde and its Subsidiaries (including their respective assets, liabilities, income, losses, cash flows, interest expense and each element of the foregoing) shall be excluded, except for any cash dividends or distributions actually paid by Concorde or its Subsidiaries to any Restricted Person, which shall be deemed to be income of the applicable Restricted Person when actually received by it. Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under ASC Topic 825, Financial Instruments, permitting a Person to value its financial liabilities at the fair value thereof.

Section 1.5 Joint Preparation; Construction of Indemnities and Releases. This Agreement and the other Loan Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and no rule of construction shall apply hereto or thereto that would require or allow any Loan Document to be construed against any party because of its role in drafting such Loan Document. All indemnification and release provisions of this Agreement shall be construed broadly (and not narrowly) in favor of the Persons receiving indemnification or being released.

ARTICLE II - Loans and Letters of Credit

Section 2.1 Loans. Subject to the terms and conditions hereof, each Lender agrees to make loans to Borrowers (herein called such Lender’s “Loans”) upon Borrowers’ request from time to time during the Commitment Period, provided that (a) subject to Sections 3.3, 3.4 and 3.6, Loans of the same Type shall be made by Lenders in accordance with their respective Percentage Shares and as part of the same Borrowing, and (b) after giving effect to such Loans, the Facility Usage does not exceed the Borrowing Base then in effect. The aggregate amount of all Loans in any Borrowing must be greater than or equal to $100,000 or must equal the remaining availability under the Borrowing Base. The joint and several obligation of Borrowers to repay to each Lender (i) the aggregate amount of all Loans made by such Lender, together with interest accruing in connection therewith, and (ii) any the amount of all Matured LC Obligations owed to such Lender, shall be evidenced by a single promissory note (herein called such Lender’s “Note”) made by Borrowers payable to the order of such Lender in the form of Exhibit A with appropriate insertions. It is expressly understood that Lenders’ commitment to make Loans is determined only by reference to the Borrowing Base from time to time in effect, and the aggregate face amount of the Notes and the amount specified in the Security Documents are specified at a greater amount only for the convenience of the parties to avoid the necessity of preparing and recording supplements to the Security Documents. The amount of principal owing on any Lender’s Note at any given time shall be the aggregate amount of all Loans theretofore made by such Lender minus all payments of principal theretofore received by such Lender on such Note. Interest on each Note shall accrue and be due and payable as provided herein and therein. Each Note shall be due and payable as provided herein, and shall be due and payable in full on the Maturity Date. Subject to the terms and conditions hereof, Borrowers may borrow, repay, and reborrow hereunder.

Section 2.2 Requests for New Loans. Borrowers must give to Administrative Agent written or electronic notice (or telephonic notice promptly confirmed in writing) of any requested Borrowing of new Loans to be advanced by Lenders. Each such notice constitutes a “Borrowing Notice” hereunder and must:

(a) specify (i) the aggregate amount of any such Borrowing of new Base Rate Loans and the date on which such Base Rate Loans are to be advanced, or (ii) the aggregate amount of any such Borrowing of new Eurodollar Loans, the date on which such Eurodollar Loans are to be advanced (which date shall be the first day of the Interest Period that is to apply thereto), and the length of the applicable Interest Period; and

(b) be received by Administrative Agent not later than 10:00 a.m., Los Angeles, California, time, on (i) the day on which any such Base Rate Loans are to be made, or (ii) the third Business Day preceding the day on which any such Eurodollar Loans are to be made.

Each such written request or confirmation must be made in the form and substance of the “Borrowing Notice” attached hereto as Exhibit B, duly completed. Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by Borrowers as to the matters that are required to be set out in such written confirmation. Upon receipt of any such Borrowing Notice, Administrative Agent shall give each Lender prompt notice of the terms thereof. If all conditions precedent to such new Loans have been met, each Lender will on the date requested promptly remit to Administrative Agent at Administrative Agent’s office in Los Angeles, California, the amount of such Lender’s Loan in immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to such Loan have been neither met nor waived as provided herein, Administrative Agent shall promptly make such Loans available to Borrowers. Unless Administrative Agent shall have received prompt notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may in its discretion assume that such Lender has made such share available to Administrative Agent on such date in accordance with this section and Administrative Agent may in reliance upon such assumption, make available to Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender and Borrowers severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrowers to but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by Borrowers, the interest rate applicable to Base Rate Loans. If Borrowers and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrowers the amount of such interest paid by Borrowers for such period. If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Lender that shall have failed to make such payment to Administrative Agent.

Section 2.3 Continuations and Conversions of Existing Loans. Borrowers may make the following elections with respect to Loans already outstanding: to convert Base Rate Loans to Eurodollar Loans, to convert Eurodollar Loans to Base Rate Loans on the last day of the Interest Period applicable thereto, and to continue Eurodollar Loans beyond the expiration of such Interest Period by designating a new Interest Period to take effect at the time of such expiration. In making such elections, Borrowers may combine existing Loans made pursuant to separate Borrowings into one new Borrowing or divide existing Loans made pursuant to one Borrowing into separate new Borrowings, provided that Borrowers may have no more than five Borrowings of Eurodollar Loans outstanding at any time. To make any such election, Borrowers must give to Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of any such Conversion or Continuation of existing Loans, with a separate notice given for each new Borrowing. Each such notice constitutes a “Continuation/Conversion Notice” hereunder and must:

(a) specify the existing Loans that are to be Continued or Converted;

(b) specify (A) the aggregate amount of any Borrowing of Base Rate Loans into which such existing Loans are to be continued or converted and the date on which such Continuation or Conversion is to occur, or (B) the aggregate amount of any Borrowing of Eurodollar Loans into which such existing Loans are to be continued or converted, the date on which such Continuation or Conversion is to occur (which date shall be the first day of the Interest Period that is to apply to such Eurodollar Loans), and the length of the applicable Interest Period; and

(c) be received by Administrative Agent not later than 10:00 a.m., Los Angeles, California, time, on (A) the day on which any such Continuation or Conversion to Base Rate Loans is to occur, or (B) the third Business Day preceding the day on which any such Continuation or Conversion to Eurodollar Loans is to occur.

Each such written request or confirmation must be made in the form and substance of the “Continuation/Conversion Notice” attached hereto as Exhibit C, duly completed. Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by Borrowers as to the matters that are required to be set out in such written confirmation. Upon receipt of any such Continuation/Conversion Notice, Administrative Agent shall give each Lender prompt notice of the terms thereof. Each Continuation/Conversion Notice shall be irrevocable and binding on Borrowers. During the continuance of any Default, Borrowers may not make any election to convert existing Loans into Eurodollar Loans or continue existing Loans as Eurodollar Loans. If (due to the existence of a Default or for any other reason) Borrowers fail to timely and properly give any Continuation/Conversion Notice with respect to a Borrowing of existing Eurodollar Loans at least three days prior to the end of the Interest Period applicable thereto, such Eurodollar Loans shall automatically be converted into Base Rate Loans at the end of such Interest Period. No new funds shall be repaid by Borrowers or advanced by any Lender in connection with any Continuation or Conversion of existing Loans pursuant to this section, and no such Continuation or Conversion shall be deemed to be a new advance of funds for any purpose; such Continuations and Conversions merely constitute a change in the interest rate applicable to already outstanding Loans.

Section 2.4 Use of Proceeds. Borrowers shall use the Loans to refinance the Existing Indebtedness, to finance the acquisition of Oil and Gas Properties, to provide working capital for Borrowers’ operations and for other general business purposes. Borrowers shall use the Letters of Credit to support Hedging Contracts. In no event shall the funds from any Loan or any Letter of Credit be used directly or indirectly by any Person for personal, family, household or agricultural purposes or for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any “margin stock” (as such term is defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock. Each Borrower represents and warrants that such Borrower is not engaged principally, or as one of such Borrower’s important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock.

Section 2.5 Interest Rates and Fees; Payment Dates.

(a) Interest Rates. Subject to subsection (b) below, (i) each Base Rate Loan shall bear interest on each day outstanding at the Adjusted Base Rate in effect on such day, and (ii) each Eurodollar Loan shall bear interest on each day during the related Interest Period at the related Adjusted Eurodollar Rate in effect on such day.

(b) Default Rate. If an Event of Default shall have occurred and be continuing under Section 8.1(a), (b), (j)(i), (j)(ii), or (j)(iii), all outstanding Loans shall bear interest at the applicable Default Rate. In addition, if an Event of Default shall have occurred and be continuing (other than under Section 8.1(a), (b), (j)(i), (j)(ii), or (j)(iii)), Majority Lenders may, by notice to Borrower, elect to have the outstanding Loans bear interest at the applicable Default Rate, whereupon such Loans shall bear interest at the applicable Default Rate until the earlier of (i) the first date thereafter upon which there shall be no Event of Default continuing and (ii) the date upon which Majority Lenders shall have rescinded such notice.

(c) Commitment Fees. In consideration of each Lender’s commitment to make Loans, Borrowers will pay to Administrative Agent for the account of each Lender a commitment fee determined on a daily basis by applying the Commitment Fee Rate to such Lender’s Percentage Share of the unused portion of the Borrowing Base determined at the end of each day during the Commitment Period, determined for each such day by deducting from the amount of the Borrowing Base at the end of such day the Facility Usage. Each commitment fee shall be due and payable in arrears on the last day of each Fiscal Quarter and at the end of the Commitment Period.

(d) Facility Fees. In consideration of each Lender’s commitment to make Loans, Borrowers will pay to Administrative Agent for the account of each Lender a facility fee in the amount of $468,750.00 due and payable on the Closing Date.

(e) Administrative Agent’s Fees. In addition to all other amounts due to Administrative Agent under the Loan Documents, Borrower will pay fees to Administrative Agent as described in a letter agreement of even date herewith between Administrative Agent and Borrower.

(f) Payment Dates. On each Interest Payment Date relating to Base Rate Loans, Borrowers shall pay to Lenders all unpaid interest that has accrued on the Base Rate Loans to but not including such Interest Payment Date. On each Interest Payment Date relating to a Eurodollar Loan, Borrowers shall pay to Lenders all unpaid interest that has accrued on such Eurodollar Loan to but not including such Interest Payment Date.

Section 2.6 Optional Prepayments. Borrowers may, (a) upon one Business Day’s notice to Administrative Agent with respect to any Base Rate Loan and (b) upon three Business Days’ notice to Administrative Agent with respect to any Eurodollar Loan, from time to time and without premium or penalty, prepay the Loans, in whole or in part, provided (i) that the aggregate amounts of all partial prepayments of principal on the Loans equals $100,000 or any higher integral multiple of $100,000, and (ii) so long as Borrowers do not make any prepayments which would reduce the unpaid principal balance of the Loans to less than $100,000 without first either (1) terminating this Agreement or (2) providing assurance satisfactory to Administrative Agent in its discretion that Lenders’ legal rights under the Loan Documents are in no way adversely affected by such reduction, and (iii) if Borrowers prepay any Eurodollar Loan on any day other than the last day of the Interest Period applicable thereto, they shall pay to Lenders any amounts due under Section 3.4. Each prepayment of principal under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

Section 2.7 Mandatory Prepayments.

(a) If at any time the Facility Usage exceeds the Maximum Credit Amount (whether due to a reduction in the Maximum Credit Amount in accordance with this Agreement, or otherwise), Borrowers shall immediately upon demand prepay the principal of the Loans (and after all Loans are repaid in full, Cash Collateralize the LC Obligations in accordance with Section 2.16(a)) in an amount at least equal to such excess.

(b) If at any time the Facility Usage is less than the Maximum Credit Amount but in excess of the Borrowing Base (such excess being herein called a “Borrowing Base Deficiency”), Borrowers shall, within five Business Days after Administrative Agent gives notice of such fact to Borrowers, either:

(i) give notice to Administrative Agent electing to prepay the principal of the Loans in an aggregate amount at least equal to such Borrowing Base Deficiency (and, if any Borrowing Base Deficiency remains after the Loans have been paid in full, to Cash Collateralize the LC Obligations in accordance with Section 2.16(a) in an aggregate amount equal to such Borrowing Base Deficiency), such prepayment to be made in full on or before the tenth (10th) day after such notice by Administrative Agent to Borrowers of such Borrowing Base Deficiency; or

(ii) give notice to Administrative Agent that Borrowers are electing to prepay the principal of the Loans (and after all Loans are repaid in full, Cash Collateralize the LC Obligations in accordance with Section 2.16(a)), in up to six monthly installments in an aggregate amount at least equal to such Borrowing Base Deficiency, with each such installment equal to or in excess of one-sixth of such Borrowing Base Deficiency, and with the first such installment to be paid within thirty days after the giving of such notice by Administrative Agent to Borrowers of such Borrowing Base Deficiency and the subsequent installments to be due and payable at one month intervals thereafter until such Borrowing Base Deficiency has been eliminated, provided, however, Borrowers shall have demonstrated to the satisfaction of Administrative Agent on or before the date of the first such payment that Borrowers have sufficient available monthly cash from their Projected Oil and Gas Production to make such payments; or

(iii) give notice to Administrative Agent that Borrowers desire to provide (or cause to be provided by other Restricted Persons) Administrative Agent with deeds of trust, mortgages, chattel mortgages, security agreements, financing statements and other security documents in form and substance reasonably satisfactory to Administrative Agent, granting, confirming, and perfecting first and prior liens or security interests in collateral acceptable to Lenders subject to no liens other than Permitted Liens, to the extent needed to allow all Lenders to increase the Borrowing Base (as provided by Section 2.9) to an amount that eliminates such Borrowing Base Deficiency, and such Security Documents shall be executed and delivered to Administrative Agent within thirty days after date Administrative Agent specifies such collateral to Borrowers. If prior to any such specification by Administrative Agent Majority Lenders determine that the giving of such Security Documents will not serve to eliminate such Borrowing Base Deficiency, then, within five Business Days after receiving notice of such determination from Administrative Agent, Borrowers will elect to make, and thereafter make, the prepayments specified in either of the preceding subsections (i) or (ii) of this subsection.

(c) Each prepayment of principal under this Section 2.7 shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid pursuant to this Section 2.7 shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

Section 2.8 Initial Borrowing Base. During the period from the date hereof, to the first Determination Date, the Borrowing Base shall be $62,500,000.00 (the “Initial Borrowing Base”).

Section 2.9 Subsequent Determinations of Borrowing Base.

(a) By February 1, 2012, and by each March 31 and September 30 of each year thereafter beginning September 30, 2012, Borrowers shall furnish to each Lender all information, reports and data that Administrative Agent has then reasonably requested concerning Restricted Persons’ businesses and properties (including their oil and gas properties and interests and the reserves and production relating thereto) (all such information, reports and data collectively referred to herein as the “Requested Information”) together with the Engineering Report described in Section 6.2(c) or (d), as applicable. In each case, approximately forty-five days after receiving the Requested Information, or as promptly thereafter as practicable, Administrative Agent shall determine the amount of a proposed Borrowing Base; and Administrative Agent shall then deliver to each Lender such proposed Borrowing Base. Within 15 days after the Lenders’ receipt of such proposed Borrowing Base, or as promptly thereafter as practicable, Majority Lenders (or all Lenders in the case of an increase in the Borrowing Base) shall agree on an amount for the Borrowing Base, which Borrowing Base need not be equal to such proposed Borrowing Base. Majority Lenders shall determine the amount of the Borrowing Base based upon the loan collateral value that they in their discretion assign to the Present Value of the various oil and gas properties at the time in question and based upon such other credit factors (including the assets, liabilities, cash flow, hedged and unhedged exposure to price, foreign exchange rate, and interest rate changes, business, properties, prospects, management and ownership of Borrowers and their Affiliates) as they in their discretion deem significant. If Majority Lenders (or all Lenders in the case of an increase in the Borrowing Base) have not approved the Borrowing Base within the fifteen day period after their receipt of such proposed Borrowing Base, Administrative Agent shall poll Lenders to ascertain the highest Borrowing Base then acceptable to a number of Lenders sufficient to constitute Majority Lenders (or all Lenders in the case of an increase in the Borrowing Base) and such amount shall then become the Borrowing Base. Administrative Agent shall by notice to Borrowers designate such amount as the new Borrowing Base available to Borrowers hereunder, which designation shall take effect immediately on the date such notice is sent (herein called a “Determination Date”) and shall remain in effect until but not including the next date as of which the Borrowing Base is redetermined. IT IS EXPRESSLY UNDERSTOOD THAT LENDERS AND ADMINISTRATIVE AGENT HAVE NO OBLIGATION TO AGREE UPON OR DESIGNATE THE BORROWING BASE AT ANY PARTICULAR AMOUNT, WHETHER IN RELATION TO THE MAXIMUM CREDIT AMOUNT OR OTHERWISE, THAT LENDERS’ COMMITMENTS TO MAKE LOANS HEREUNDER IS DETERMINED BY REFERENCE TO THE BORROWING BASE. THE BORROWING BASE SHALL BE USED FOR CALCULATING COMMITMENT FEES UNDER SECTION 2.5(C) AND, TO THE EXTENT PERMITTED BY LAW AND REGULATORY AUTHORITIES, THE BORROWING BASE SHALL BE USED FOR THE PURPOSES OF CAPITAL ADEQUACY DETERMINATION AND REIMBURSEMENTS UNDER SECTION 3.2.

(b) If Borrowers do not furnish all Requested Information by the date specified in the first sentence of subsection (a) of this section, Administrative Agent may nonetheless determine the Borrowing Base at any amount that Majority Lenders determine and may redetermine the Borrowing Base from time to time thereafter (provided that all Lenders must agree to any increase in the Borrowing Base) until each Lender receives all such information, reports and data, whereupon Majority Lenders (or all Lenders, as applicable) shall designate a new Borrowing Base as described above.

(c) In addition to the redeterminations of the Borrowing Base pursuant to subsections (a) and (b) of this section, Borrowers and Administrative Agent (or Administrative Agent at the request of Majority Lenders) may each request additional determinations (“Special Determinations”) of the Borrowing Base from time to time; provided, that no such Person may request more than one Special Determination between Scheduled Determinations. In the event Administrative Agent (or Administrative Agent at the request of Majority Lenders) requests such a Special Determination, Administrative Agent shall promptly deliver notice of such request to Borrowers and Borrowers shall, within 45 days following the date of such request, deliver to Lenders an Engineering Report prepared by Netherland Sewell & Associates, Inc. and H.J. Gruy and Associates, Inc. (or other independent petroleum engineers chosen by Borrowers and acceptable to Administrative Agent) as of the last day of the calendar month preceding the date of such request and such other information that Administrative Agent shall have requested. In the event Borrowers request a Special Determination, Borrowers shall deliver written notice of such request to Lenders that includes (i) an Engineering Report prepared by petroleum engineers who are employees of a Borrower (or, at Borrowers’ option, the independent engineers referred to in the preceding sentence) as of a date not more than 30 days prior to the date of such request (or, in the case of a request made on the 31st day of any calendar month, 31 days), (ii) the amount of the Borrowing Base requested by Borrowers and to become effective on the Determination Date applicable to such Special Determination and (iii) such other information requested by Administrative Agent. Upon receipt of such Engineering Report and other information, Administrative Agent shall, subject to approval of Majority Lenders, or all Lenders in the event of a proposed increase in the Borrowing Base, redetermine the Borrowing Base in accordance with the procedure set forth in subsection (a) of this section, which Borrowing Base shall become effective on the Determination Date (or as soon thereafter as Administrative Agent and Majority Lenders, or all Lenders in the event of a proposed increase in the Borrowing Base, approve such Borrowing Base and provide notice thereof to Borrowers).

Section 2.10 Borrowers’ Reduction of Borrowing Base. Until the termination of the Commitment Period, Borrowers may, during the fifteen-day period beginning on each Determination Date (each such period being called in this section an “Option Period”), reduce the Borrowing Base from the amount designated by Administrative Agent to any lesser amount. To exercise such option, Borrowers must within an Option Period send notice to Administrative Agent of the amount of the Borrowing Base chosen by Borrowers. If Borrowers do not affirmatively exercise this option during an Option Period, the Borrowing Base shall be the amount designated by Administrative Agent. Any choice by Borrowers of a Borrowing Base shall be effective as of the first day of the Option Period during which such choice was made and shall continue in effect until the next date as of which the Borrowing Base is redetermined.

Section 2.11 Letters of Credit. Subject to the terms and conditions hereof, Borrowers may at any time during the Commitment Period request LC Issuer to issue, increase the amount of or otherwise amend or extend, one or more Letters of Credit, provided that, after taking such Letter of Credit into account:

(a) the Facility Usage does not exceed the Borrowing Base at such time;

(b) the aggregate amount of LC Obligations at such time does not exceed the LC Sublimit;

(c) the expiration date of such Letter of Credit (as extended, if applicable) is prior to the earliest to occur of (i) 12 months after the issuance thereof, and (ii) the Letter of Credit Termination Date;

(d) such Letter of Credit is used to support Hedging Contracts entered into for the purpose of mitigating commodity price risk with respect to the Collateral;

(e) such Letter of Credit is not directly or indirectly used to assure payment of or otherwise support any Indebtedness of any Person other than Indebtedness of any Restricted Person;

(f) the issuance of such Letter of Credit will be in compliance with all applicable governmental restrictions, policies, and guidelines and will not subject LC Issuer to any cost that is not reimbursable under Article III;

(g) the form and terms of such Letter of Credit are acceptable to LC Issuer in its discretion; and

(h) all other conditions in this Agreement to the issuance of such Letter of Credit have been satisfied.

LC Issuer will honor any such request if the foregoing conditions (a) through (h) (the “LC Conditions”) have been met as of the date of issuance of such Letter of Credit. LC Issuer may choose to honor any such request for any other Letter of Credit but has no obligation to do so and may refuse to issue any other requested Letter of Credit for any reason that LC Issuer in its sole discretion deems relevant. Notwithstanding anything to the contrary contained herein, LC Issuer shall not at any time be obligated to issue, amend, renew or extend any Letter of Credit if any Lender is at that time a Defaulting Lender, unless LC Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to LC Issuer (in its discretion) with Borrower or such Lender to eliminate LC Issuer’s Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from the Letter of Credit then proposed to be issued .

Borrower may also at any time during the Commitment Period request that LC Issuer extend the expiration date of an existing Letter of Credit or modify an existing Letter of Credit (other than an increase or extension) and LC Issuer will honor such request if the LC Conditions set forth in subsection (c) of this Section 2.11 are met and no Default exists at the time of such request; provided that in the case of any such modification (other than an increase or extension), LC Issuer shall have approved such modification.

Section 2.12 Requesting Letters of Credit.

(a) Borrowers must make written application for any Letter of Credit or amendment or extension of any Letter of Credit at least 5 Business Days (or such shorter period as LC Issuer may in its discretion from time to time agree) before the date on which such Restricted Person desires for LC Issuer to issue such Letter of Credit. By making any such written application, unless otherwise expressly stated therein, Borrowers shall be deemed to have represented and warranted that the LC Conditions described in Section 2.11 (other than Section 2.11(g)) will be met as of the date of issuance of such Letter of Credit. Each such written application for a Letter of Credit must be made in writing in the form customarily used by LC Issuer, the terms and provisions of which are hereby incorporated herein by reference (or in such other form as may mutually be agreed upon by LC Issuer and Borrowers).

(b) If Borrowers request in any applicable LC Application, LC Issuer may, in its discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit LC Issuer to prevent any such extension at least once in each 12 month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such 12 month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by LC Issuer, Borrowers shall not be required to make a specific request to LC Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, Lenders shall be deemed to have authorized (but may not require) LC Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Termination Date; provided, however, that LC Issuer shall not permit any such extension if (i) LC Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.11 or otherwise), or (ii) it has received notice (which notice may be by telephone or in writing) on or before the day that is 5 Business Days before the Non-Extension Notice Date (1) from Administrative Agent that Majority Lenders have elected not to permit such extension or (2) from Administrative Agent, any Lender or Borrowers that one or more of the applicable conditions specified in Section 4.2 is not then satisfied, and in each such case directing LC Issuer not to permit such extension.

(c) Two Business Days after the LC Conditions for a Letter of Credit have been met as described in Section 2.11 (or if LC Issuer otherwise desires to issue such Letter of Credit earlier),

LC Issuer will issue such Letter of Credit at LC Issuer’s office in Los Angeles, California. If any provisions of any LC Application conflict with any provisions of this Agreement, the provisions of this Agreement shall govern and control. Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrowers’ instructions or other irregularity, Borrower will immediately notify LC Issuer.

(d) Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Person, each Borrower shall be obligated to reimburse LC Issuer hereunder for any and all drawings under such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of such other Restricted Persons inures to the benefit of each Borrower, and that each Borrower’s business derives substantial benefits from the businesses of such other Restricted Persons.

Section 2.13 Reimbursement and Participations.

(a) Reimbursement by Borrowers. Each Matured LC Obligation shall constitute a loan by LC Issuer to Borrowers. Borrowers severally and jointly promise to pay to LC Issuer, or to LC Issuer’s order, on demand, the full amount of each Matured LC Obligation, together with interest thereon (i) at the rate applicable to Base Rate Loans to and including the first Business Day after such demand is made by LC Issuer and (ii) at the Default Rate applicable to Base Rate Loans on each day thereafter. The obligation of Borrowers to reimburse LC Issuer for each Matured LC Obligation shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement (including any LC Application) under all circumstances, including the following: (i) any lack of validity or enforceability of such Letter of Credit or any other agreement or instrument relating thereto; (ii) the existence of any claim, counterclaim, set-off, defense or other right that Borrowers may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), LC Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit; (iv) any payment by LC Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing. Without limiting the generality of the foregoing, it is expressly agreed that the absolute and unconditional nature of Borrowers’ obligations under this section to reimburse LC Issuer for each drawing under a Letter of Credit will not be excused by the gross negligence or willful misconduct of LC Issuer. However, the foregoing shall not be construed to excuse LC Issuer from liability to Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable Law) suffered by Borrowers that are caused by LC Issuer’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(b) Letter of Credit Advances. If the beneficiary of any Letter of Credit makes a draft or other demand for payment thereunder then Borrowers may, during the interval between the making thereof and the honoring thereof by LC Issuer, request Lenders to make Loans to Borrowers in the amount of such draft or demand, which Loans shall be made concurrently with LC Issuer’s payment of such draft or demand and shall be immediately used by LC Issuer to repay the amount of the resulting Matured LC Obligation. Such a request by Borrower shall be made in compliance with all of the provisions hereof, provided that for the purposes of the first sentence of Section 2.1, the amount of such Loans shall be considered, but the amount of the Matured LC Obligation to be concurrently paid by such Loans shall not be considered.

(c) Participation by Lenders. LC Issuer irrevocably agrees to grant and hereby grants to each Lender, and — to induce LC Issuer to issue Letters of Credit hereunder — each Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from LC Issuer, on the terms and conditions hereinafter stated and for such Lender’s own account and risk, an undivided interest equal to such Lender’s Percentage Share of LC Issuer’s obligations and rights under each Letter of Credit issued hereunder and the amount of each Matured LC Obligation paid by LC Issuer thereunder. Each Lender unconditionally and irrevocably agrees with LC Issuer that, if a Matured LC Obligation is paid under any Letter of Credit for which LC Issuer is not reimbursed in full by Borrowers in accordance with the terms of this Agreement and the related LC Application (including any reimbursement by means of concurrent Loans or by the application of Cash Collateral), such Lender shall (in all circumstances and without set-off or counterclaim) pay to LC Issuer on demand (and Administrative Agent may apply Cash Collateral provided for this purpose), in immediately available funds at LC Issuer’s address for notices hereunder, such Lender’s Percentage Share of such Matured LC Obligation (or any portion thereof that has not been reimbursed by Borrowers). Each Lender’s obligation to pay LC Issuer pursuant to the terms of this subsection is irrevocable and unconditional. If any amount required to be paid by any Lender to LC Issuer pursuant to this subsection is paid by such Lender to LC Issuer within three Business Days after the date such payment is due, LC Issuer shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Federal Funds Rate. If any amount required to be paid by any Lender to LC Issuer pursuant to this subsection is not paid by such Lender to LC Issuer within three Business Days after the date such payment is due, LC Issuer shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Default Rate applicable to Base Rate Loans.

(d) Distributions to Participants. Whenever LC Issuer has in accordance with this section received from any Lender payment of such Lender’s Percentage Share of any Matured LC Obligation, if LC Issuer thereafter receives any payment of such Matured LC Obligation or any payment of interest thereon (whether directly from Borrowers or by application of Cash Collateral or otherwise, and excluding only interest for any period prior to LC Issuer’s demand that such Lender make such payment of its Percentage Share), LC Issuer will distribute to such Lender its Percentage Share of the amounts so received by LC Issuer; provided, however, that if any such payment received by LC Issuer must thereafter be returned by LC Issuer, such Lender shall return to LC Issuer the portion thereof that LC Issuer has previously distributed to it.

(e) Calculations. A written advice setting forth in reasonable detail the amounts owing under this section, submitted by LC Issuer to Borrowers or any Lender from time to time, shall be conclusive, absent manifest error, as to the amounts thereof.

Section 2.14 Letter of Credit Fees. In consideration of LC Issuer’s issuance of any Letter of Credit, Borrowers severally and jointly agree to pay to (a) Administrative Agent, for the account of all Lenders in accordance with their respective Percentage Shares, a letter of credit issuance fee at a rate equal to the applicable Eurodollar Margin then in effect (which fee shall be increased by 2.0% per annum during any period in which interest on the Loans accrues at the Default Rate), and (b) to such LC Issuer for its own account, a letter of credit fronting fee at a rate equal to 0.125% per annum times the face amount of such Letter of Credit (but in no event less than $500 per annum); provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to LC Issuer pursuant to Section 2.11 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Percentages Share allocable to such Letter of Credit pursuant to Section 2.17(a)(iv), with the balance of such fee, if any, payable to LC Issuer for its own account. In addition, Borrowers will pay to LC Issuer the LC Issuer’s customary fees for administrative issuance, amendment and drawing of each Letter of Credit. The letter of credit fee and the letter of credit fronting fee will be calculated on the undrawn face amount of each Letter of Credit outstanding on each day at the above-applicable rates and will be due and payable in arrears on the last Business Day of each Fiscal Quarter and at the end of the Commitment Period.

Section 2.15 No Duty to Inquire.

(a) Drafts and Demands. LC Issuer is authorized and instructed to accept and pay drafts and demands for payment under any Letter of Credit without requiring, and without responsibility for, any determination as to the existence of any event giving rise to said draft, either at the time of acceptance or payment or thereafter. LC Issuer is under no duty to determine the proper identity of anyone presenting such a draft or making such a demand (whether by tested telex or otherwise) as the officer, representative or agent of any beneficiary under any Letter of Credit, and payment by LC Issuer to any such beneficiary when requested by any such purported officer, representative or agent is hereby authorized and approved. Each Borrower releases each Lender Party from, and agrees to hold each Lender Party harmless and indemnified against, any liability or claim in connection with or arising out of the subject matter of this section, WHICH INDEMNITY SHALL APPLY WHETHER OR NOT ANY SUCH LIABILITY OR CLAIM IS IN ANY WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY LENDER PARTY, provided only that no Lender Party shall be released from or entitled to indemnification for that portion, if any, of any liability or claim that is proximately caused by or results from its own individual gross negligence or willful misconduct, as determined in a final judgment.

(b) Extension of Maturity. If the maturity of any Letter of Credit is extended by its terms or by Law or governmental action, if any extension of the maturity or time for presentation of drafts or any other modification of the terms of any Letter of Credit is made at the request of any Restricted Person, or if the amount of any Letter of Credit is increased at the request of any Restricted Person, this Agreement shall be binding upon all Restricted Persons with respect to such Letter of Credit as so extended, increased or otherwise modified, with respect to drafts and property covered thereby, and with respect to any action taken by LC Issuer, LC Issuer’s correspondents, or any Lender Party in accordance with such extension, increase or other modification.

(c) Transferees of Letters of Credit. If any Letter of Credit provides that it is transferable, LC Issuer shall have no duty to determine the proper identity of anyone appearing as transferee of such Letter of Credit, nor shall LC Issuer be charged with responsibility of any nature or character for the validity or correctness of any transfer or successive transfers, and payment by LC Issuer to any purported transferee or transferees as determined by LC Issuer is hereby authorized and approved, and each Borrower releases each Lender Party from, and agrees to hold each Lender Party harmless and indemnified against, any liability or claim in connection with or arising out of the foregoing, WHICH INDEMNITY SHALL APPLY WHETHER OR NOT ANY SUCH LIABILITY OR CLAIM IS IN ANY WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY LENDER PARTY, provided only that neither LC Issuer nor any Lender Party shall be released from or entitled to indemnification for that portion, if any, of any liability or claim that is proximately caused by or results from its own individual gross negligence or willful misconduct, as determined in a final judgment.

Section 2.16 Cash Collateral.

(a) Certain Credit Support Events. Upon the request of Administrative Agent or LC Issuer (i) if LC Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a Matured LC Obligation, or (ii) if, as of the Letter of Credit Termination Date, any LC Obligation for any reason remains outstanding, Borrowers shall, in each case, immediately Cash Collateralize the then outstanding amount of all LC Obligations. If, after the making of all mandatory prepayments required under Section 2.7, the outstanding LC Obligations will exceed the Borrowing Base, then in addition to prepayment of the entire principal balance of the Loans required under Section 2.7, Borrowers shall immediately Cash Collateralize the then outstanding LC Obligations in an amount equal to such excess. At any time that there shall exist a Defaulting Lender, immediately upon the request of Administrative Agent or LC Issuer, Borrowers shall deliver Cash Collateral to Administrative Agent in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts of a Borrower at Administrative Agent. Borrowers, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) Administrative Agent, for the benefit of Administrative Agent, LC Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, Borrowers or the relevant Defaulting Lender will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Section 2.7, 2.11, 2.17, or 8.3 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific LC Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender or, as appropriate, its assignee following compliance with Section 10.5(b)) or (ii) Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Restricted Person shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.16 may be otherwise applied in accordance with Section 8.3), and (y) the Person providing Cash Collateral and LC Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.17 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article III or VIII or otherwise, and including any amounts made available to Administrative Agent by that Defaulting Lender pursuant to Section 10.15), shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to LC Issuer hereunder; third, if so determined by Administrative Agent or requested by LC Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to Lenders, or LC Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or LC Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrowers as a result of any judgment of a court of competent jurisdiction obtained by Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Matured LC Obligations in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Matured LC Obligations were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Matured LC Obligations owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Matured LC Obligations owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.5(c) for any period during which that Lender is a Defaulting Lender (and Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.14.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.15, the “Percentage Share” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding amount of the Loans of that Lender.

(b) Defaulting Lender Cure. If Borrowers, Administrative Agent and LC Issuer agree in writing in their discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which conditions may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Percentage Shares (without giving effect to Section 2.17(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.18 Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 2.2 are several and not joint. The failure of any Lender to make any Loan; to fund any such participation or to make any payment under Section 10.4(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.4(c).

Section 2.19 Unconditional Obligations.

(a) Each Borrower will pay all Secured Obligations strictly in accordance with the terms of the Loan Documents to the extent permitted by Law regardless of any Law, regulation or order now or hereafter in effect in any jurisdiction affecting any such term or any right of any Borrower with respect thereto.

(b) The liability of each Borrower under this Agreement and each other Loan Document to which such Borrower is a party shall not be affected by: (i) any voluntary or involuntary liquidation, dissolution, sale of all or substantially all assets, marshalling of assets or liabilities, receivership, conservatorship, assignment for the benefit of creditors, insolvency, bankruptcy, reorganization, arrangement, or composition of any Restricted Person; (ii) any other proceeding involving any Restricted Person or any asset of any Restricted Person under any Debtor Relief Law; or (iii) any discharge, impairment, modification, release, or limitation of the liability of, or stay of actions or lien enforcement proceeding against, any Restricted Person any property of any Restricted Person, or the estate in bankruptcy of any Restricted Person in the course of or resulting from any such proceeding.

(c) No action that Administrative Agent or any other Secured Party may take or omit to take in connection with any Loan Document, any Secured Obligation (or any other Indebtedness owing by any Borrower to any Secured Party), or any collateral security, and no course of dealing between any Secured Party and any Borrower or any other Person, shall release or diminish Borrower’s Secured Obligations, liabilities, agreements or duties hereunder, affect this Agreement or any other Loan Document to which such Borrower is a party, or afford any Borrower any recourse against any Secured Party, regardless of whether any such action or inaction may increase any risk to or liability of any Secured Party, the Borrowers or any other Restricted Person or increase any risk to or diminish any safeguard of any collateral security.

Section 2.20 Waivers. The liability of each Borrower under this Agreement and each other Loan Document to which such Borrower is a party shall be irrevocable, absolute and unconditional irrespective of, and each Borrower irrevocably waives, for purposes of this Agreement and each other Loan Document to which such Borrower is a party, any defense that it may now have or hereafter acquire relating to any or all of the following (and each Borrower acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth below and otherwise in this Agreement and the other Loan Documents are knowingly made in contemplation of such benefits): (i) any lack of validity or enforceability of any Loan Document, any agreement or instrument relating thereto, any defense arising by reason of any disability or other defense of any other Person or the cessation from any cause whatsoever of the liability of any other Person; (ii) any change in the time, manner or place of payment of, or in any other term of, any Secured Obligation or any Secured Obligation of any other Restricted Person in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including any increase in the Secured Obligations resulting from the extension of additional credit to any Restricted Person or any of their respective Subsidiaries or otherwise; (iii) any taking, exchange, release or non-perfection of any collateral security, or any taking, release or amendment or waiver of, or consent to departure from any guaranty of any Secured Obligation; (iv) any manner of application of collateral security, or proceeds thereof, to any Secured Obligation, or any manner of sale or other disposition of any collateral security securing any Secured Obligation or any other obligation of any Restricted Person under the Loan Documents or any other asset of any Restricted Person or any of their respective Subsidiaries, and any other obligation to marshall assets; (v) any right to require any Secured Party to proceed against any other Person, to exhaust any collateral security for the Secured Obligations, to have any other Person joined with such Borrower in any suit arising out of the Secured Obligations or this Agreement or to pursue any other remedy in any Secured Party’s power; (vi) any change or restructuring of the corporate structure or termination of the existence of any Restricted Person or any of their respective Subsidiaries; (vii) any failure of any Secured Party to disclose to any Restricted Person any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Restricted Person now or hereafter known to such Secured Party (each Borrower waiving any duty on the part of the Secured Parties to disclose such information); (viii) any failure of any other Person to execute or deliver a guaranty of the Secured Obligations, any supplement thereto or any other guaranty or agreement; (ix) any release or reduction of the liability of any other Borrower or other guarantor or surety with respect to the Secured Obligations or any other compromise or settlement of the Secured Obligations; (x) promptness, diligence, notice of acceptance, presentment, demand for performance, notice of non-performance, default, acceleration, protest or dishonor and, to the extent permitted by Law, any other notice with respect to any Secured Obligation and this Agreement, including notice of acceptance of this Agreement and all rights of such Borrower under §43.002 of the Texas Civil Practice and Remedies Code with respect to the Secured Obligations; (xi) any requirement that any Secured Party create or perfect any Lien or protect or insure any property subject thereto; (xii) any right to revoke this Agreement except as explicitly provided herein; (xiii) any election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects any collateral security or any subrogation, reimbursement, exoneration, contribution or indemnification right of such Borrower or other right of such Borrower to proceed against any other Restricted Person, any other guarantor, any other Person or any collateral security; (xiv) any right of set-off or counterclaim against or in respect of the Secured Obligations of such Borrower hereunder; (xv) any neglect, failure or refusal to take any action: (A) for the collection or enforcement of any Secured Obligation, (B) to realize on any collateral security, (C) to enforce any Loan Document, (D) to file or enforce a claim in any proceeding described in Section 2.19(c), (E) in connection with the administration of any Loan Document, or (F) otherwise concerning the Secured Obligations or the Loan Documents, or any delay in taking any such action; (xvi) the fact that such Borrower may have incurred directly any Secured Obligation or is otherwise primarily liable therefor; (xvii) any duty of any Secured Party to disclose to such Borrower any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Restricted Person or any of its Subsidiaries now or hereafter known by such Restricted Person; (xviii) any defense to the recovery by any Secured Party against such Borrower of any deficiency after a non-judicial sale and any defense or benefit that may be afforded by applicable Law (and in that connection such Borrower acknowledges that Administrative Agent may, without notice to or demand upon such Borrower and without affecting the liability of such Borrower under this Agreement, foreclose under any mortgage by non-judicial sale); (xix) any statute of limitations applicable to the Secured Obligations; or (xx) to the extent permitted by Law, any other circumstance or any existence of or reliance on any representation by any Secured Party, except for indefeasible payment in full in cash and performance in full of the Secured Obligations, that might otherwise constitute a defense available to, or a discharge of, Guarantor, any Restricted Person or any other guarantor or surety.

Section 2.21 Exercise of Remedies. Without limiting the provisions of Section 10.5(g), each Secured Party may enforce, from time to time, in any order and at such Secured Party’s discretion, any right, power or remedy that such Secured Party may have under the Loan Documents or otherwise, including judicial foreclosure, the exercise of a right of power of sale, the taking of a deed or assignment in lieu of foreclosure, the appointment of a receiver to collect rents, issues and profits, the exercise of remedies against personal property, or the enforcement of any assignment of leases, rentals, oil or gas production or other property or right, whether real or personal, tangible or intangible. Each Borrower shall be liable to each Secured Party for any deficiency resulting from the exercise by any Secured Party of any right or remedy, even though any right that such Borrower may have against any other Borrower, Restricted Person or others may be eliminated or diminished by the exercise of any such right or remedy. No failure on the part of Administrative Agent or any other Secured Party to exercise, and no delay in exercising, any right under this Agreement or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

Section 2.22 Subordination. Each Borrower subordinates all debts, liabilities and other obligations owed to such Borrower by each other Restricted Person (the “Subordinated Obligations”) to the Secured Obligations as follows:

(a) Except during the continuance of a Default (including the commencement and continuation of any proceeding under any bankruptcy law relating to any other Restricted

Person), such Borrower may receive regularly scheduled payments from any other Restricted Person on account of the Subordinated Obligations. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Restricted Person), unless Administrative Agent otherwise agrees, such Borrower shall not demand, accept or take any action to collect any payment on account of any Subordinated Obligation.

(b) In any proceeding under any Debtor Relief Law relating to any other Restricted Person, the Lender Parties shall be entitled to receive payment in full in cash of all Secured Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Debtor Relief Law, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before such Borrower receives payment of any Subordinated Obligation.

(c) After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Restricted Person), such Borrower shall, if Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Lender Parties and deliver such payments to Administrative Agent for application to the Secured Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Borrower under the other provisions of this Agreement (except to the extent such amounts are applied to the Secured Obligations).

Section 2.23 Limited Right of Subrogation.

(a) Until all Secured Obligations have been indefeasibly paid in full in cash and otherwise performed in full, and all obligations under each other Loan Document to which any Borrower is a party have been paid and performed in full, each Borrower shall have no right of subrogation, reimbursement, indemnity, exoneration, or contribution or any other similar claim against any Restricted Person or any collateral security in connection with this Agreement (including any right of subrogation under §43.004 of the Texas Civil Practice and Remedies Code). Until such time, each Borrower waives any right to enforce any remedy that such Borrower may have against other Restricted Person in respect of any such right or claim and any right to participate in any collateral security.

(b) If any amount shall be paid to any Borrower on account of any subrogation, reimbursement, indemnity, exoneration, contribution or similar claim or right, or any collateral security at any time when all of the Secured Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of the Secured Parties, shall be segregated from the other funds of such Borrower and shall forthwith be paid over to Administrative Agent to be held by Administrative Agent for the benefit of the Secured Parties as collateral security for, or then or at any time thereafter applied in whole or in part by Administrative Agent against, any Secured Obligation, whether matured or unmatured, in such order as Administrative Agent shall elect.

(c) If any Borrower shall have paid off any Secured Obligation and if all of the Secured Obligations shall have been indefeasibly paid in full in cash, Administrative Agent will, at such

Borrower’s expense and reasonable request, execute and deliver to such Borrower (without recourse, representation or warranty) appropriate documents necessary to evidence the transfer, without representation or warranty, by subrogation to such Borrower of an interest in the Secured Obligations resulting from such payment by such Borrower; provided that without the consent of Administrative Agent (which Administrative Agent may withhold in its discretion) such Borrower shall not have the right to be subrogated to any claim or right against any Restricted Person that has become owned by any Secured Party, whose ownership has otherwise changed in the course of enforcement of the Loan Documents, or that Administrative Agent otherwise has released or wishes to release from its Secured Obligations.

Section 2.24 Limit on Secured Obligations and Collateral. Borrowers, Administrative Agent and the Secured Parties hereby acknowledge and agree that, notwithstanding any other provision of this Agreement or any other Loan Document, with respect to any Borrower and the liability of such Borrower for all Secured Obligations under this Agreement and any other Loan Document to which it is a party, liability shall be limited to the maximum liability that can be incurred by such Borrower without rendering such liability subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any Debtor Relief Law.

ARTICLE III - Payments to Lenders

Section 3.1 General Procedures. Borrowers will make each payment that they owe under the Loan Documents to Administrative Agent for the account of the Lender Party to whom such payment is owed in lawful money of the United States of America, without set-off, deduction or counterclaim, and in immediately available funds. Each such payment must be received by Administrative Agent not later than 11:00 a.m., Los Angeles, California, time, on the date such payment becomes due and payable. Any payment received by Administrative Agent after such time will be deemed to have been made on the next following Business Day. Should any such payment become due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, in the case of a payment of principal or past due interest, interest shall accrue and be payable thereon for the period of such extension as provided in the Loan Document under which such payment is due. Each payment under a Loan Document shall be due and payable at the place set forth for Administrative Agent on the Lenders Schedule. When Administrative Agent collects or receives money on account of the Obligations, Administrative Agent shall promptly distribute all money so collected or received, and each Lender Party shall apply all such money so distributed as follows (except as otherwise provided in Section 8.3):

(a) first, for the payment of all Obligations that are then due (and if such money is insufficient to pay all such Obligations, first to any reimbursements due Administrative Agent under Section 6.9 or 10.4 and then to the partial payment of all other Obligations then due in proportion to the amounts thereof, or as Lender Parties shall otherwise agree);

(b) then for the prepayment of amounts owing under the Loan Documents (other than principal of the Loans) if so specified by Borrowers;

(c) then for the prepayment of principal of the Loans, together with accrued and unpaid interest on the principal so prepaid; and

(d) last, for the payment or prepayment of any other Obligations.

All payments applied to principal or interest on any Note shall be applied first to any interest then due and payable, then to principal then due and payable, and last to any prepayment of principal and interest in compliance with Section 2.6 and 2.7. All distributions of amounts described in any of subsections (b), (c) or (d) above shall be made by Administrative Agent pro rata to each Lender Party then owed Obligations described in such subsection in proportion to all amounts owed to all Lender Parties that are described in such subsection; provided that if any Lender then owes payments to LC Issuer for the purchase of a participation under Section 2.12 or payment to Administrative Agent under Section 10.4, any amounts otherwise distributable under this section to such Lender shall be deemed to belong to LC Issuer, or Administrative Agent, respectively, to the extent of such unpaid payments, and Administrative Agent shall apply such amounts to make such unpaid payments rather than distribute such amounts to such Lender.

Section 3.2 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any Reserve Requirement reflected in the Adjusted Eurodollar Rate) or LC Issuer;

(ii) subject any Lender or LC Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or LC Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.5 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or LC Issuer); or

(iii) impose on any Lender or LC Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or LC Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or LC Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or LC Issuer, Borrowers will pay to such Lender or LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or LC Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or LC Issuer determines that any Change in Law affecting such Lenders or LC Issuer or any lending office of such Lender or such Lender’s or LC Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or LC Issuer’s capital or on the capital of such Lender’s or LC Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by LC Issuer, to a level below that which such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or LC Issuer’s policies and the policies of such Lender’s or LC Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or LC Issuer such additional amount or amounts as will compensate such Lender or LC Issuer, as the case may be, or such Lender’s or LC Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or LC Issuer setting forth the amount or amounts necessary to compensate such Lender or LC Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrowers shall be conclusive absent manifest error. Borrowers shall pay such Lender or LC Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or LC Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or LC Issuer’s right to demand such compensation, provided that Borrowers shall not be required to compensate a Lender or LC Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or LC Issuer, as the case may be, notifies Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or LC Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.3 Illegality. If any Change in Law shall make it unlawful for any Lender Party to fund or maintain Eurodollar Loans, then, upon notice by such Lender Party to Borrowers and Administrative Agent, (a) Borrowers’ right to elect Eurodollar Loans from such Lender Party shall be suspended to the extent and for the duration of such illegality, (b) all Eurodollar Loans of such Lender Party that are then the subject of any Borrowing Notice and that cannot be lawfully funded shall be funded as Base Rate Loans of such Lender Party, and (c) all Eurodollar Loans of such Lender Party shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by Law. If any such conversion of a Eurodollar Loan occurs on a day that is not the last day of the then current Interest Period with respect thereto, Borrowers shall pay to such Lender Party such amounts, if any, as may be required pursuant to Section 3.4.

Section 3.4 Funding Losses. In addition to its other obligations hereunder, Borrowers will indemnify each Lender Party against, and reimburse each Lender Party on demand for, any loss or expense incurred or sustained by such Lender Party (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by a Lender Party to fund or maintain Eurodollar Loans), as a result of (a) any payment or prepayment (whether authorized or required hereunder or otherwise) of all or a portion of a Eurodollar Loan on a day other than the day on which the applicable Interest Period ends, (b) any payment or prepayment, whether required hereunder or otherwise, of a Loan made after the delivery, but before the effective date, of a Continuation/Conversion Notice requesting the continuation of outstanding Eurodollar Loans as, or the conversion of outstanding Base Rate Loans to, Eurodollar Loans, if such payment or prepayment prevents such Continuation/Conversion Notice from becoming fully effective, (c) the failure of any Loan to be made or of any Continuation/Conversion Notice requesting the continuation of outstanding Eurodollar Loans as, or the conversion of outstanding Base Rate Loans to, Eurodollar Loans to become effective due to any condition precedent not being satisfied or due to any other action or inaction of any Restricted Person, (d) any Conversion (whether authorized or required hereunder or otherwise) of all or any portion of any Eurodollar Loan into a Base Rate Loan or into a different Eurodollar Loan on a day other than the day on which the applicable Interest Period ends, or (e) any assignment of a Eurodollar Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 3.7(b). Such indemnification shall be on an after-tax basis.

Section 3.5 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if Borrowers shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Administrative Agent, Lender, or LC Issuer as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrowers shall make such deductions and (iii) Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by Borrowers. Without limiting the provisions of subsection (a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrowers. Borrowers shall indemnify Administrative Agent, each Lender, and LC Issuer within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Administrative Agent, such Lender or LC Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender or LC Issuer (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender or LC Issuer, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrowers to a Governmental Authority, Borrowers shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrowers are resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to Borrowers (with a copy to Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by Borrowers or Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Borrowers or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrowers or Administrative Agent as will enable Borrowers or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that Borrowers are resident for tax purposes in the United States of America, any Foreign Lender shall deliver to Borrowers and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrowers or Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of a Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit Borrowers to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. If Administrative Agent, a Lender or LC Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section, it shall pay to Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent, such Lender or LC Issuer as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrowers, upon the request of Administrative Agent, such Lender or LC Issuer, agree to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent, such Lender or LC Issuer in the event Administrative Agent or such Lender or LC Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require Administrative Agent, any Lender or LC Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrowers or any other Person.

Section 3.6 Alternative Rate of Interest. If prior to the commencement of any Interest Period for a Borrowing of Eurodollar Loans:

(a) Administrative Agent determines that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period (any such determination shall be conclusive absent manifest error); or

(b) Administrative Agent is advised by Majority Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then Administrative Agent shall give notice thereof to Borrowers and Lenders by telephone or telecopy as promptly as practicable thereafter and, until Administrative Agent notifies Borrowers and Lenders that the circumstances giving rise to such notice no longer exist, (i) any Continuation/Conversion Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Borrowing of Eurodollar Loans shall be ineffective and shall be deemed a request to continue such Borrowing as a Borrowing of Base Rate Loans and (ii) if any Borrowing Notice requests a Borrowing of Eurodollar Loans, such Borrowing shall be made as a Borrowing of Base Rate Loans. Upon receipt of such notice, Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans.

Section 3.7 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.2, or requires Borrowers to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.2 or 3.5, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.2, or if Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5, or if any Lender is a Defaulting Lender, then Borrowers may, at their sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.5), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) Borrowers shall have paid to Administrative Agent the assignment fee specified in Section 10.5;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Matured LC Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.4) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.2 or payments required to be made pursuant to Section 3.5, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment and delegation cease to apply.

Section 3.8 Payments by Borrowers; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrowers prior to the date on which any payment is due to Administrative Agent for the account of Lenders or LC Issuer hereunder that Borrowers will not make such payment, Administrative Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or LC Issuer, as the case may be, the amount due. In such event, if Borrowers have not in fact made such payment, then each of the Lenders or LC Issuer, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or LC Issuer, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

ARTICLE IV - Conditions Precedent to Lending

Section 4.1 Closing Date Deliverables . No Lender has any obligation to make its first Loan, and LC Issuer has not obligation to issue the first Letter of Credit unless Administrative

Agent shall have received all of the following, at Administrative Agent’s office in Dallas, Texas, duly executed and delivered and in form, substance and date satisfactory to Administrative Agent:

(a) This Agreement and any other documents that Lenders are to execute in connection herewith.

(b) Each Note.

(c) Each Security Document listed in the Security Schedule.

(d) Certain certificates of each Borrower including:

(i) An “Omnibus Certificate” of the Secretary and the President of such Borrower, which shall contain the names and signatures of the officers of such Borrower authorized to execute Loan Documents on behalf of such Borrower and which shall certify to the truth, correctness and completeness of the following exhibits attached thereto: (1) a copy of resolutions duly adopted by the Board of Managers of such Borrower and in full force and effect at the time this Agreement is entered into, authorizing the execution of this Agreement and the other Loan Documents delivered or to be delivered in connection herewith and the consummation of the transactions contemplated herein and therein, (2) a copy of the charter documents of such Borrower and all amendments thereto, certified by the appropriate official of such Borrower’s state of organization, and (3) a copy of the limited liability company agreement of such Borrower; and

(ii) A “Compliance Certificate” of the Treasurer of Borrowers, of even date with such Loan, in which such officers certify to the satisfaction of the conditions set out in subsections (a), (b), (c) and (d) of Section 4.2.

(e) A certificate (or certificates) of the due formation, valid existence and good standing of each Borrower and each Restricted Person in their respective states of organization, issued by the appropriate authorities of such jurisdiction, and certificates of each Borrower’s good standing and due qualification to do business, issued by appropriate officials in any states in which such Borrower owns property subject to Security Documents.

(f) Documents similar to those specified in subsection (d)(i) of this section with respect to each other Restricted Person.

(g) A favorable opinion of counsel for Restricted Persons opining as to such matters as Administrative Agent may reasonably requested, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Restricted Person hereby instructs such counsel to deliver such opinions to Administrative Agent and Lenders).

(h) The Initial Engineering Report.

(i) The Initial Financial Statement.

(j) Administrative Agent shall have received title reports and title opinions in form, substance and authorship satisfactory to Administrative Agent with respect to the Restricted Persons’ oil and gas reserves representing at least eighty percent (80%) of the aggregate Present Value of the Restricted Persons’ Proved Developed Producing Reserves.

(k) Certificates or binders evidencing Restricted Persons’ insurance in effect on the date hereof.

(l) Borrowers shall, on terms and with a counterparty satisfactory to Administrative Agent, have entered into Hedging Contracts with the purpose and effect of fixing prices on oil or gas expected to be produced by Restricted Persons.

(m) Payment of all commitment, facility, agency and other fees required to be paid to any Lender pursuant to any Loan Documents or any commitment agreement heretofore entered into.

Section 4.2 Additional Conditions Precedent. No Lender has any obligation to make any Loan (including its first), and LC Issuer has no obligation to issue any Letter of Credit (including its first) unless the following conditions precedent have been satisfied:

(a) All representations and warranties made by any Restricted Person in any Loan Document shall be true in all respects on and as of the date of such Loan or the date of issuance of such Letter of Credit (except to the extent that the facts upon which such representations are based have been changed by the extension of credit hereunder) as if such representations and warranties had been made as of the date of such Loan or the date of issuance of such Letter of Credit, except to the extent that such representation or warranty was made as of a specific date or updated, modified or supplemented as of a subsequent date with the consent of Majority Lenders and Administrative Agent.

(b) No Default shall exist at the date of such Loan or the date of issuance of such Letter of Credit.

(c) No Material Adverse Change shall have occurred to, and no event or circumstance shall have occurred that could reasonably be expected to cause a Material Adverse Change to, Borrowers’ or RAAM’s financial condition or businesses since the date of the Initial Financial Statements.

(d) Each Restricted Person shall have performed and complied with all agreements and conditions required in the Loan Documents to be performed or complied with by it on or prior to the date of such Loan or the date of issuance of such Letter of Credit.

(e) The making of such Loan or the issuance of such Letter of Credit shall not be prohibited by any Law and shall not subject any Lender or any LC Issuer to any penalty or other onerous condition under or pursuant to any such Law.

(f) Administrative Agent shall have received all documents and instruments that Administrative Agent has then reasonably requested, in addition to those described in Section 4.1 (including opinions of legal counsel for Restricted Persons, and Administrative Agent; corporate documents and records; documents evidencing governmental authorizations, consents, approvals, licenses and exemptions; and certificates of public officials and of officers and representatives of Borrower and other Persons), as to (i) the accuracy and validity of or compliance with all representations, warranties and covenants made by any Restricted Person in this Agreement and the other Loan Documents, (ii) the satisfaction of all conditions contained herein or therein, and (iii) all other matters pertaining hereto and thereto. All such additional documents and instruments shall be reasonably satisfactory to Administrative Agent in form, substance and date.

ARTICLE V - Representations and Warranties

To confirm each Lender’s understanding concerning Restricted Persons and Restricted Persons’ businesses, properties and obligations and to induce Administrative Agent and each Lender to enter into this Agreement and to extend credit hereunder, each Borrower jointly and severally represents and warrants to Administrative Agent and each Lender that:

Section 5.1 No Default. No Restricted Person is in default in the performance of any of its covenants and agreements contained in any Loan Document. No event has occurred and is continuing that constitutes a Default.

Section 5.2 Organization and Good Standing. Each Restricted Person is duly organized, validly existing and, as applicable, in good standing under the Laws of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby. Except as disclosed on the Disclosure Schedule, each Restricted Person is duly qualified, in good standing, and authorized to do business in all other jurisdictions within the United States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary. Each Restricted Person has taken all actions and procedures customarily taken in order to enter, for the purpose of conducting business or owning property, each jurisdiction outside the United States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such actions and procedures desirable.

Section 5.3 Authorization. Each Restricted Person has duly taken all action necessary to authorize the execution and delivery by it of the Loan Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. Borrowers are duly authorized to borrow funds hereunder.

Section 5.4 No Conflicts or Consents. The execution and delivery by the various Restricted Persons of the Loan Documents to which each is a party, the performance by each of its obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not (a) conflict with, violate or result in a breach of, any provision of (i) any Law, (ii) the organizational documents of any Restricted Person, or (iii) any material agreement, judgment, license, order or permit applicable to or binding upon any Restricted Person, (b) result in the acceleration of any Indebtedness owed by any Restricted Person, or (c) result in or require the creation of any Lien upon any assets or properties of any Restricted Person except as expressly contemplated or permitted in the Loan Documents. Except (i) as expressly contemplated in the Loan Documents and (ii) such as have been obtained or made and are in full force and effect, no permit, consent, approval, authorization or order of, and no notice to or filing with, any Tribunal or third party is required in connection with the execution, delivery or performance by any Restricted Person of any Loan Document or to consummate any transactions contemplated by the Loan Documents.

Section 5.5 Enforceable Obligations. This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal, valid and binding obligations of each Restricted Person to the extent it is a party hereto or thereto, enforceable against such Restricted Person in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors’ rights.

Section 5.6 Initial Financial Statements. Restricted Persons have heretofore delivered to each Lender true, correct and complete copies of the Initial Financial Statements. The Initial Financial Statements fairly present RAAM’s financial position at the respective dates thereof and the Consolidated results of RAAM’s operations and RAAM’s Consolidated cash flows for the respective periods thereof. Since the date of the annual Initial Financial Statements, except as set forth in the Disclosure Schedule, no Material Adverse Change has occurred. All Initial Financial Statements were prepared in accordance with GAAP.

Section 5.7 Other Obligations and Restrictions. As of the date hereof, no Restricted Person has any outstanding Liabilities of any kind (including contingent obligations, tax assessments, and unusual forward or long-term commitments) which are, in the aggregate, material to Borrowers or material with respect to RAAM’s Consolidated financial condition and not shown in the Initial Financial Statements or disclosed in Section 5.7 of the Disclosure Schedule or otherwise permitted under Section 7.1. Except as shown in the Initial Financial Statements or disclosed in Section 5.7 of the Disclosure Schedule, no Restricted Person is subject to or restricted by any franchise, contract, deed, charter restriction, or other instrument or restriction that could reasonably be expected to cause a Material Adverse Change.

Section 5.8 Full Disclosure. No certificate, statement or other information delivered herewith or heretofore by any Restricted Person to any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact known to any Restricted Person (other than industry-wide risks normally associated with the types of businesses conducted by Restricted Persons) necessary to make the statements contained herein or therein not misleading as of the date made or deemed made. There is no fact known to any Restricted Person (other than industry-wide risks normally associated with the types of businesses conducted by Restricted Persons) that has not been disclosed to each Lender in writing that could reasonably be expected to cause a Material Adverse Change. There are no statements or conclusions in any Engineering Report that are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that each Engineering Report is necessarily based upon professional opinions, estimates and projections and that Borrowers do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate. Borrowers have heretofore delivered to each Lender true, correct and complete copies of the Initial Engineering Report.

Section 5.9 Litigation. Except as disclosed in the Initial Financial Statements or in Section 5.9 of the Disclosure Schedule: (i) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of any Restricted Person threatened, against any Restricted Person or affecting any Collateral (including any which challenge or otherwise pertain to any Restricted Person’s title to any Collateral) before any Tribunal which could reasonably be expected to cause a Material Adverse Change, and (ii) there are no outstanding judgments, injunctions, writs, rulings or orders by any such Tribunal against any Restricted Person or any Restricted Person’s stockholders, partners, members, directors or officers or affecting any Collateral or any of its material assets or property that could reasonably be expected to cause a Material Adverse Change.

Section 5.10 Labor Disputes and Acts of God. Except as disclosed in Section 5.10 of the Disclosure Schedule, neither the business nor the properties of any Restricted Person has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), that could reasonably be expected to cause a Material Adverse Change.

Section 5.11 ERISA Plans and Liabilities. All ERISA Plans existing as of the date hereof are listed in Section 5.11 of the Disclosure Schedule. Except as disclosed in the Initial Financial Statements or in Section 5.11 of the Disclosure Schedule, no Termination Event has occurred with respect to any ERISA Plan. All ERISA Affiliates are in compliance in all material respects with ERISA, the Internal Revenue Code and other applicable Laws with respect to each ERISA Plan. No ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any Multiemployer Plan or any ERISA Plan subject to Section 4064 of ERISA. There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits with respect to any Plan that could reasonably be expected to have a Material Adverse Change, and there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Change. Except as set forth in Section 5.11 of the Disclosure Schedule: (a) the current value of each ERISA Plan’s benefits does not exceed the current value of such ERISA Plan’s assets available for the payment of such benefits by more than $500,000 and (b) neither Borrower nor any other ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.

Section 5.12 Environmental and Other Laws. Except as disclosed in Section 5.12 of the Disclosure Schedule, to the best knowledge of Borrowers, their officers, directors and employees: (a) Restricted Persons are conducting their businesses in material compliance with all applicable Laws, including Environmental Laws, and have and are in compliance in all material respects with all licenses and permits required under any such Laws; (b) none of the operations or properties of any Restricted Person is the subject of federal, state or local investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Materials into the environment or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Materials, which remedial action could reasonably be expected to result in liability of the Restricted Persons with respect thereto in excess of the Environmental Threshold Amount; (c) no Restricted Person (and to the best knowledge of Borrowers, no other Person) has filed any notice under any Law indicating that any Restricted Person is responsible for the improper release into the environment, or the improper storage or disposal, of any material amount of any Hazardous Materials or that any Hazardous Materials have been improperly released, or are improperly stored or disposed of, upon any property of any Restricted Person, which improper release, storage or disposal could reasonably be expected to result in liability of the Restricted Persons with respect thereto in excess of the Environmental Threshold Amount; (d) no Restricted Person has transported or arranged for the transportation of any Hazardous Material to any location that is (i) listed on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, listed for possible inclusion on such National Priorities List by the Environmental Protection Agency in its Comprehensive Environmental Response, Compensation and Liability Information System List, or listed on any similar state list or (ii) the subject of federal, state or local enforcement actions or other investigations that may lead to claims against any Restricted Person for clean-up costs, remedial work, damages to natural resources or for personal injury claims (whether under Environmental Laws or otherwise), which claims, costs, work or damages could, individually or in the aggregate, reasonably be expected to result in liability of the Restricted Persons with respect thereto in excess of the Environmental Threshold Amount; and (e) no Restricted Person otherwise has any known material contingent liability under any Environmental Laws or in connection with the release into the environment, or the storage or disposal, of any Hazardous Materials, which liability could, individually or in the aggregate, reasonably be expected to result in liability of the Restricted Persons with respect thereto in excess of the Environmental Threshold Amount. Each Restricted Person undertook, at the time of its acquisition of each of its material properties, all appropriate inquiry into the previous ownership and uses of the Property and any potential environmental liabilities associated therewith.

Section 5.13 Names and Places of Business. No Restricted Person has, during the five years preceding the date hereof, had, been known by, or used any other trade or fictitious name, except as disclosed in Section 5.13 of the Disclosure Schedule.

Section 5.14 Borrower’s Subsidiaries. Except as disclosed in Section 5.14 of the Disclosure Schedule, no Borrower has any Subsidiary or owns any stock in any other corporation or association. Neither Borrowers nor any Restricted Person is a member of any general or limited partnership, joint venture or association of any type whatsoever except (a) associations, joint ventures or other relationships (i) that are established pursuant to a standard form operating agreement or similar agreement or that are partnerships for purposes of federal income taxation only, (ii) that are not corporations or partnerships (or subject to the Uniform Partnership Act) under applicable state Law, and (iii) whose businesses are limited to the exploration, development and operation of oil, gas or mineral properties and interests owned directly by the parties in such associations, joint ventures or relationships, and (b) those listed in the Disclosure Schedule.

Section 5.15 Government Regulation. Neither Borrowers nor any other Restricted Person owing Obligations is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to regulation under the Federal Power Act, as amended, or any other Law that regulates the incurring by such Person of Indebtedness, including Laws relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.

Section 5.16 Taxes. Each Restricted Person has filed all United States Federal income tax returns and all other material tax returns that are required to be filed by it and have paid all taxes due pursuant to such returns or pursuant to any material assessment received by any

Restricted Person and all other penalties or charges, except to the extent such taxes, penalties, or charges are being contested in accordance with Section 6.7. The charges, accruals and revenues on the books of each Restricted Person in respect of taxes and other governmental charges are, in the opinion of Borrower, adequate. As of the date hereof, no Restricted Person has given or been requested to give a waiver of the statute of limitations relating to the payment of any federal or other taxes.

Section 5.17 Solvency. Upon giving effect to the making of the Loans, the execution and delivery of the Loan Documents by Borrowers and each Guarantor and the consummation of the transactions contemplated hereby, no Borrower or Guarantor will be Insolvent.

Section 5.18 Title to Properties; Licenses. Except as disclosed on the Disclosure Schedule, each Restricted Person has good and defensible title to, or valid leasehold interests in all of the Collateral owned or leased by such Restricted Person and all of its material properties and assets necessary or used in the ordinary conduct of its business, free and clear of all Liens other than Permitted Liens and of all material impediments to the use of such properties and assets in such Restricted Person’s business, except that no representation or warranty is made with respect to any oil, gas or mineral property or interest to which no proved oil or gas reserves are properly attributed. Other than Liens permitted under Section 7.2 and other Dispositions permitted by Section 7.6, each Restricted Person will respectively own in the aggregate, in all material respects, the net interests in production attributable to the wells and units evaluated in the Initial Engineering Reports. The ownership of such Properties shall not in the aggregate in any material respect obligate such Restricted Person to bear the costs and expenses relating to the maintenance, development and operations of such Properties in an amount materially in excess of the working interest of such Properties set forth in the Initial Engineering Reports, except as a result of the acquisition of a proportionate net revenue interest. Each Restricted Person has paid all royalties payable under the oil and gas leases to which it is operator, except those contested in accordance with the terms of the applicable joint operating agreement or otherwise contested in good faith by appropriate proceedings. Upon delivery of each Engineering Report furnished to Lender pursuant to Section 6.2, the statements made in the preceding sentences of this Section 5.18 shall be true with respect to such Engineering Reports. Each Restricted Person possesses all licenses, permits, franchises, patents, copyrights, trademarks and trade names, and other intellectual property (or otherwise possesses the right to use such intellectual property without violation of the rights of any other Person) which are necessary to carry out its business as presently conducted and as presently proposed to be conducted hereafter, and no Restricted Person is in violation in any material respect of the terms under which it possesses such intellectual property or the right to use such intellectual property. No Restricted Person has granted control over any Deposit Accounts to any Person, other than Administrative Agent and the bank with which any Deposit Account is maintained. As of the date hereof, no Restricted Person has any “securities accounts” as defined and described in the UCC.

Section 5.19 Tax Shelter Regulations. Borrowers do not intend to treat the Loans and/or the Letter of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event Borrowers determine to take any action inconsistent with such intention, it will promptly notify Administrative Agent thereof. If Borrowers so notify Administrative Agent, Borrowers acknowledge that one or more of the Lenders may treat its Loans and/or the Letters of Credit as part of a transaction that is subject to

Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

Section 5.20 Regulation U. None of the Borrower and its Subsidiaries are engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loans will be used for a purpose that violates Regulation U.

Section 5.21 Lease and Contracts; Performance of Obligations. The leases, contracts, servitudes and other agreements forming a part of the Oil and Gas Properties of the Restricted Persons covered by the most recent Engineering Report are in full force and effect, other than any thereof that have ceased to be in effect as permitted by Section 6.18 or have been Disposed of in accordance with Section 7.6. All rents, royalties and other material payments due and payable under such leases, contracts, servitudes and other agreements, or under any Permitted Liens, or otherwise attendant to the ownership or operation of any Oil and Gas Properties, have been properly and timely paid. No Restricted Person is in default with respect to its obligations (and no Restricted Person is aware of any default by any third party with respect to such third party’s obligations) under any such leases, contracts, servitudes and other agreements, or under any Permitted Liens, or otherwise attendant to the ownership or operation of any part of the Oil and Gas Properties, where such default could adversely affect the ownership or operation of any Oil and Gas Properties. No Restricted Person is currently accounting for any royalties, or overriding royalties or other payments out of production, on a basis (other than delivery in kind) less favorable to such Restricted Person than proceeds received by such Restricted Person (calculated at the well) from sale of production, and no Restricted Person has any liability (or alleged liability) to account for the same on any such less favorable basis.

Section 5.22 Sale of Production. Except as set forth in Section 5.22 of the Disclosure Schedule, no Oil and Gas Property of the Restricted Persons covered by the most recent Engineering Report is subject to any contractual or other arrangement (i) whereby payment for production is or can be deferred for a substantial period after the month in which such production is delivered (in the case of oil, not in excess of 60 days, and in the case of gas, not in excess of 90 days) or (ii) whereby payments are made to a Restricted Person other than by checks, drafts, wire transfer advises or other similar writings, instruments or communications for the immediate payment of money. Except for production sales contracts, processing agreements, transportation agreements and other agreements relating to the marketing of production that are listed in Section 5.22 of the Disclosure Schedule in connection with the Oil and Gas Properties covered by the most recent Engineering Report to which such contract or agreement relates (as supplemented by Borrowers from time to time in writing to Administrative Agent): (i) no Oil and Gas Property of the Restricted Persons is subject to any contractual or other arrangement for the sale, processing or transportation of production (or otherwise related to the marketing of production) that cannot be canceled on 180 days’ (or less) notice and (ii) all contractual or other arrangements for the sale, processing or transportation of production (or otherwise related to the marketing of production) are bona fide arm’s length transactions made on reasonable market terms with third parties not affiliated with Restricted Persons. Except as set forth in Section 5.22 of the Disclosure Schedule (as supplemented by Borrowers from time to time in writing to Administrative Agent), each Restricted Person is presently receiving a price for all production from (or attributable to) each Oil and Gas Property of the Restricted Persons covered by the most recent Engineering Report that is subject to a production sales contract or marketing contract listed on the Disclosure Schedule that is computed in all material respects in accordance with the terms of such contract, and no Restricted Person is having deliveries of production from such Oil and Gas Property of the Restricted Persons curtailed substantially below such property’s delivery capacity. Except as set forth in Section 5.22 of the Disclosure Schedule, no Restricted Person, nor any Restricted Person’s predecessors in title, has received prepayments (including payments for gas not taken pursuant to “take or pay” or other similar arrangements) for any oil, gas or other hydrocarbons produced or to be produced from any Oil and Gas Properties of the Restricted Persons covered by the most recent Engineering Report after the date hereof. Except as set forth in Section 5.22 of the Disclosure Schedule, no Oil and Gas Property of the Restricted Persons covered by the most recent Engineering Report is subject to any “take or pay” or other similar arrangement (i) which can be satisfied in whole or in part by the production or transportation of gas from other properties or (ii) as a result of which production from any such Oil and Gas Property may be required to be delivered to one or more third parties without payment (or without full payment) therefor as a result of payments made, or other actions taken, with respect to other properties. Except as set forth in Section 5.22 of the Disclosure Schedule, there are no imbalances with respect to the gas production from the Oil and Gas Properties of the Restricted Persons covered by the most recent Engineering Report that would require the Restricted Persons in the aggregate to deliver production in excess of 50,000 MMbtu without receiving payment in full therefor. Except as set forth in Section 5.22 of the Disclosure Schedule or as provided for by joint operating agreements entered into in by a Restricted Person in the ordinary course of its business, no Oil and Gas Property of the Restricted Persons covered by the most recent Engineering Report is subject to a gas balancing arrangement under which one or more third parties may take a portion of the production attributable to such Oil and Gas Property without payment (or without full payment) therefor as a result of production having been taken from, or as a result of other actions or inactions with respect to, other properties. No Oil and Gas Property of the Restricted Persons covered by the most recent Engineering Report is subject at the present time to any regulatory refund obligation and, to the best of Restricted Person’s knowledge, no facts exist which might cause the same to be imposed.

Section 5.23 Operation of Oil and Gas Properties of the Restricted Persons. The Oil and Gas Properties of the Restricted Persons (and all properties unitized therewith) are being (and, to the extent the same could adversely affect the ownership or operation of the Oil and Gas Properties of the Restricted Persons after the date hereof, have in the past been) maintained, operated and developed in a good and workmanlike manner, in accordance with prudent industry standards and in conformity with all applicable Laws and in conformity with all oil, gas or other mineral leases and other contracts and agreements forming a part of the Oil and Gas Property of the Restricted Persons and in conformity with the Permitted Liens. No Oil and Gas Property of the Restricted Persons is subject to having allowable production after the date hereof reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the date hereof and none of the wells located on the Oil and Gas Properties of the Restricted Persons (or properties unitized therewith) are or will be deviated from the vertical more than the maximum permitted by applicable laws, regulations, rules and orders, and such wells are bottomed under and producing from, with the well bores wholly within, the Oil and Gas Properties of the Restricted Persons (or, in the case of wells located on properties unitized therewith, such unitized properties). There are no dry holes, or otherwise inactive wells, located on the Oil and Gas Properties of the Restricted Persons or on lands pooled or unitized therewith, except for wells that have been properly plugged and abandoned or that are otherwise in compliance with applicable Law. Each Restricted Person has all governmental licenses and permits necessary or appropriate to own and operate its Oil and Gas Properties covered by the most recently delivered Engineering Report. Except as set forth in Section 5.23 of the Disclosure Schedule (as supplemented by Borrowers from time to time in writing to Administrative Agent), no Restricted Person has received notice of any violations in respect of any such licenses or permits.

Section 5.24 Ad Valorem and Severance Taxes; Litigation. Each Restricted Person has paid and discharged all ad valorem taxes assessed against its Oil and Gas Property or any part thereof and all production, severance and other Taxes assessed against, or measured by, the production or the value, or proceeds, of the production therefrom. Except as set forth in Section 5.24 of the Disclosure Schedule (as supplemented by Borrowers from time to time in writing to Administrative Agent), there are no suits, actions, claims, investigations, inquiries, proceedings or demands pending (or, to any Restricted Person’s knowledge, threatened) which challenge or otherwise pertain to any Restricted Person’s title to any of its Oil and Gas Properties covered by the most recently delivered Engineering Report or rights to produce and sell oil and gas therefrom.

Section 5.25 Insurance. The Oil and Gas Properties of each Restricted Person are insured with financially sound and reputable insurance companies that are not Affiliates of such Restricted Person, in such amounts, with such deductibles and covering such risks as are required to comply with Section 6.8.

ARTICLE VI - Affirmative Covenants

To conform with the terms and conditions under which each Lender is willing to have credit outstanding to Borrowers, and to induce each Lender to enter into this Agreement and extend credit hereunder, each Borrower warrants, covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement (as determined without regard to unasserted indemnity claims), unless Majority Lenders have previously agreed otherwise:

Section 6.1 Payment and Performance. Each Restricted Person will pay all amounts due under the Loan Documents, to which it is a party, in accordance with the terms thereof and will observe, perform and comply with every covenant, term and condition expressed or implied in the Loan Documents to which it is a party. Borrowers will cause each other Restricted Person to observe, perform and comply with every such term, covenant and condition in any Loan Document.

Section 6.2 Books, Financial Statements and Reports. Each Restricted Person will at all times maintain full and accurate books of account and records. Borrowers will maintain and will cause their Subsidiaries to maintain a standard system of accounting, will maintain their Fiscal Year, and will furnish the following statements and reports to each Lender at Borrowers’ expense:

(a) As soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, complete Consolidated and consolidating financial statements of RAAM together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an unqualified opinion, based on an audit using generally accepted auditing standards, by Ernst & Young or an independent certified public accounting firm of nationally or regionally recognized standing selected by RAAM and reasonably acceptable to Administrative Agent, stating that such Consolidated financial statements have been so prepared. These financial statements shall contain (i) a Consolidated and consolidating balance sheet as of the end of such Fiscal Year and Consolidated and consolidating statements of earnings, of cash flows, and of changes in owners’ equity for such Fiscal Year, each setting forth in comparative form the corresponding figures for the preceding Fiscal Year and (ii) during any period during which GAAP would otherwise require Concorde’s and its Subsidiaries’ accounts to be consolidated with those of RAAM, consolidating financial statements, prepared in a manner consistent with RAAM’s historical practices, distinguishing the consolidated accounts of the Restricted Persons from the consolidated accounts of Concorde and its Subsidiaries, provided that the consolidating financial statements referred to in clause (ii) of this Section 6.2(a) shall not be required to be audited or covered by the opinion of the auditors referred to above.

(b) As soon as available, and in any event within sixty (60) days after the end of each Fiscal Quarter, a balance sheet as of the end of such Fiscal Quarter and Consolidated and consolidating statements of RAAM’s earnings and cash flows for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments and the absence of footnotes and, during any period during which GAAP would otherwise require Concorde’s and its Subsidiaries’ accounts to be consolidated with those of RAAM, a consolidating balance sheet and consolidating financial statements, prepared in a manner consistent with RAAM’s historical practices, distinguishing the consolidated accounts of the Restricted Persons from the consolidated accounts of Concorde and its Subsidiaries. In addition, RAAM will, together with each such set of financial statements and each set of financial statements furnished under subsection (a) of this section, furnish a certificate in the form of Exhibit D stating that the chief financial officer has reviewed the Loan Documents, containing calculations showing compliance (or non-compliance) at the end of such Fiscal Quarter with the requirements of Sections 7.3, 7.4, 7.13, 7.14 and 7.15 and stating that no Default exists at the end of such Fiscal Quarter or at the time of such certificate or specifying the nature and period of existence of any such Default.

(c) By February 1, 2012 and by March 31 of each year thereafter, beginning March 31, 2013, an engineering report prepared by Netherland Sewell & Associates, Inc. and H.J. Gruy and Associates, Inc. as of the preceding January 1 (or other independent petroleum engineers chosen by Borrowers and acceptable to Administrative Agent) concerning all oil and gas properties and interests owned by any Restricted Person that are located in or offshore of the United States and that have attributable to them Proved Reserves. This report shall be satisfactory to Administrative Agent, shall take into account any “over-produced” status under gas balancing arrangements, and shall contain information and analysis comparable in scope to that contained in the Initial Engineering Report. This report shall distinguish (or shall be delivered together with a certificate from an appropriate officer of Borrowers that distinguishes) those properties treated in the report which are Collateral from those properties treated in the report which are not Collateral. Concurrent with the delivery of each report delivered pursuant to this subsection, Borrowers will furnish a cash flow budget of Borrowers for the twelve month period following the date of such report that will project monthly production volumes, revenues, expenses, taxes and budgeted capital expenditures.

(d) By September 30 of each year, beginning September 30, 2012, an engineering report prepared by petroleum engineers who are employees of a Borrower (or, at Borrowers’ option, the independent engineers referred to in subsection (c) of this Section) as of the preceding July 1 concerning all oil and gas properties and interests owned by any Restricted Person that are located in or offshore of the United States and that have attributable to them Proved Reserves. This report shall be satisfactory to Administrative Agent, shall take into account any “over-produced” status under gas balancing arrangements, and shall contain information and analysis comparable in scope to that contained in the Initial Engineering Report. This report shall distinguish (or shall be delivered together with a certificate from an appropriate officer of Borrowers that distinguishes) those properties treated in the report which are Collateral from those properties treated in the report which are not Collateral. If requested by any Lender, concurrent with the delivery of each report delivered pursuant to this subsection, Borrowers will furnish a cash flow budget of Borrowers for the twelve month period following the date of such report that will project monthly production volumes, revenues, expenses, taxes and budgeted capital expenditures.

(e) Promptly upon their becoming available, copies of all registration statements, periodic reports and other statements and schedules filed by any Restricted Person with any securities exchange, the SEC or any similar Governmental Authority.

(f) As soon as available, and in any event within sixty (60) days after the end of each Fiscal Quarter, a report, certified by an officer of Borrowers, describing by lease or unit the gross volume of production and sales attributable to production during such Fiscal Quarter from the properties described in subsection (c) above and describing the related severance taxes, other taxes, leasehold operating expenses and capital costs attributable thereto and incurred during such Fiscal Quarter.

(g) Within fifteen (15) days after any material changes in insurance coverage by the Restricted Persons, report describing such changes, and, within thirty (30) days after the end of each Fiscal Year, a report describing the insurance coverage of the Restricted Persons and certifying compliance with Section 6.8. In addition, the Restricted Persons will, together with each report describing any material changes in insurance coverage by the Restricted Persons, provide a new insurance certificate, naming Administrative Agent as an additional insured or loss payee, as appropriate.

Section 6.3 Other Information and Inspections. Each Restricted Person will furnish to each Lender any information that Administrative Agent may from time to time reasonably request in writing concerning any provision of the Loan Documents, any Collateral or any matter in connection with Restricted Persons’ businesses, properties, prospects, financial condition and operations, including all evidence that Administrative Agent from time to time reasonably requests in writing as to the accuracy and validity of or compliance with all representations, warranties and covenants made by any Restricted Person in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto. Each Restricted Person will permit representatives appointed by Administrative Agent (including independent accountants, auditors, agents, attorneys, appraisers and any other Persons) to visit and inspect during normal business hours any of such Restricted Person’s property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and each Restricted Person shall permit Administrative Agent or its representatives to investigate and verify the accuracy of the information furnished to Administrative Agent or any Lender in connection with the Loan Documents and to discuss all such matters with its officers, employees and representatives.

Section 6.4 Notice of Material Events and Change of Address. Borrowers will promptly, and in no event later than the 3rd Business Day after becoming aware thereof, notify each Lender in writing, stating that such notice is being given pursuant to this Agreement, of:

(a) the occurrence of any Material Adverse Change,

(b) the occurrence of any Default,

(c) the acceleration of the maturity of any Indebtedness owed by any Restricted Person or of any default by any Restricted Person under any indenture, mortgage, agreement, contract or other instrument to which any of them is a party or by which any of them or any of their properties is bound, if such acceleration or default could reasonably be expected to cause a Material Adverse Change,

(d) the occurrence of any Termination Event,

(e) any claim of $100,000 or more, any notice of potential liability of any Restricted Person under any Environmental Laws which might exceed such amount, or any other material adverse claim asserted against any Restricted Person or with respect to any Restricted Person’s properties,

(f) the filing of any suit or proceeding against any Restricted Person in which an adverse decision could reasonably be expected to cause a Material Adverse Change,

(g) the occurrence of any “default” or “event of default” under the Second Lien Indenture,

(h) promptly upon receipt thereof, all demands or material notices in connection with the Permitted Second Lien Debt either received by Borrowers (or the issuer of such Permitted Second Lien Debt) or on their behalf, and

(i) promptly after the furnishing thereof, copies of any statement, report or notice furnished to any Person (other than routine communications and notices, such as borrowing requests) pursuant to the Second Lien Indenture and not otherwise required to be furnished to Administrative Agent or Lenders pursuant to any other provision of the Loan Documents.

Upon the occurrence of any of the foregoing, Restricted Persons will take all necessary or appropriate steps to remedy promptly any such Material Adverse Change, Default, acceleration, default or Termination Event, to protect against any such adverse claim, to defend any such suit or proceeding, and to resolve all controversies on account of any of the foregoing. Each notice pursuant to this Section shall be accompanied by a statement of an executive officer of Borrowers setting forth details of the occurrence referred to therein and stating what action, if any, the applicable Restricted Person has taken or proposes to take with respect thereto. Borrowers will also notify Administrative Agent and Administrative Agent’s counsel in writing at least twenty Business Days prior to the date that any Restricted Person changes its name or the location of its chief executive office or its location under the Uniform Commercial Code.

Section 6.5 Maintenance of Properties. Each Restricted Person will maintain, preserve, protect, and keep, or will cause to be maintained, preserved, protected and kept, all Collateral and all other property used or useful in the conduct of its business in good condition (ordinary wear and tear excepted) in accordance with prudent industry standards, and in compliance with all applicable Laws, in conformity with all applicable contracts, servitudes, leases and agreements, and will from time to time make, or cause to be made, all repairs, renewals and replacements needed to enable the business and operations carried on in connection therewith to be promptly and advantageously conducted at all times.

Section 6.6 Maintenance of Existence and Qualifications. Each Restricted Person will maintain and preserve its existence and its rights and franchises in full force and effect and will qualify to do business in all states or jurisdictions where required by applicable Law, except where the failure so to qualify would not cause a Material Adverse Change.

Section 6.7 Payment of Trade Liabilities, Taxes, etc. Each Restricted Person will (a) timely file all required tax returns including any extensions; (b) timely pay all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property; (c) within ninety (90) days past the original invoice billing date therefor all Liabilities owed by it on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business; (d) pay and discharge when due all other Liabilities now or hereafter owed by it; and (e) maintain appropriate accruals and reserves for all of the foregoing in accordance with GAAP. Each Restricted Person may, however, delay paying or discharging any of the foregoing so long as it is in good faith contesting the validity thereof by appropriate proceedings, if necessary, and has set aside on its books adequate reserves therefor that are required by GAAP.

Section 6.8 Insurance.

(a) Each Restricted Person shall at all times (a) keep and maintain all of its property in good working order and condition, ordinary wear and tear excepted, and (b) maintain insurance with responsible and reputable insurance companies or associations (including comprehensive general liability, hazard, and business interruption insurance) with respect to its business and properties (including all real properties leased or owned by it), in such amounts and covering such risks as required by any Governmental Authority having jurisdiction with respect thereto or as carried generally in accordance with sound business practice by similarly situated companies in similar businesses. If any Restricted Person fails to maintain such insurance, Administrative Agent may arrange for such insurance, but at Borrower’s expense and without any responsibility on the part of Administrative Agent for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the sole right (both in the name of Lenders and in the name of the Restricted Persons), to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(b) On or prior to the Closing Date and thereafter, upon request of Administrative Agent, each Restricted Person will furnish or cause to be furnished to Administrative Agent from time to time a summary of the respective insurance coverage of such Restricted Person in form and substance reasonably satisfactory to Administrative Agent, and, if requested, will furnish Administrative Agent copies of the applicable policies. Each Restricted Person will cause any insurance policies covering any Collateral to be endorsed (i) to provide that such policies may not be cancelled, reduced or affected in any manner for any reason without 30 days prior notice to Administrative Agent, (ii) to name Administrative Agent as an additional insured (in the case of all liability insurance policies) and loss payee (in the case of all casualty and property insurance policies), and (iii) to provide for such other matters as any Lender Party may reasonably require.

(c) Upon the occurrence and during the continuance of an Event of Default, all insurance payments in respect of such Collateral in excess of $1,000,000 shall be paid to Administrative Agent and shall be applied to the prepayment of the Obligations unless otherwise agreed to by Administrative Agent and Borrower. Upon the request of the relevant Borrower, any other amounts received by Administrative Agent, as loss payee, shall be endorsed by Administrative Agent to such Borrower or delivered to such Borrower in the form received.

Section 6.9 Performance on Borrowers’ Behalf. If any Restricted Person fails to pay any taxes, insurance premiums, expenses, attorneys’ fees or other amounts it is required to pay under any Loan Document, Administrative Agent may pay the same. Borrowers shall reimburse Administrative Agent for any such payments and each amount paid by Administrative Agent shall constitute an Obligation owed hereunder which is due and payable within five days of Administrative Agent’s notice thereof to Borrowers.

Section 6.10 Interest. Borrowers hereby jointly and severally promise to each Lender Party to pay interest at the Default Rate applicable to Base Rate Loans on all Obligations (including Obligations to pay fees or to reimburse or indemnify Administrative Agent or any Lender but excluding principal of, and interest on, any Loan, and any Matured LC Obligation, interest on which is covered by Section 2.5 and 2.13(a)) that Borrowers have in this Agreement promised to pay to Administrative Agent or such Lender Party and that are not paid when due. Such interest shall accrue from the date such Obligations become due until they are paid.

Section 6.11 Compliance with Agreements and Law; Permits. Each Restricted Person will perform in all material respects all material obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound. Each Restricted Person will conduct its business and affairs in all material respects in compliance with all Laws applicable thereto. Each Restricted Person will cause all licenses and permits necessary or appropriate for the conduct of its business and the ownership and operation of its property used and useful in the conduct of its business to be at all times maintained in good standing and in full force and effect.

Section 6.12 Environmental Matters; Environmental Reviews.

(a) Each Restricted Person will comply in all material respects with all Environmental Laws now or hereafter applicable to such Restricted Person, as well as all contractual obligations and agreements with respect to environmental remediation or other environmental matters, and shall obtain, at or prior to the time required by applicable Environmental Laws, all environmental, health and safety permits, licenses and other authorizations necessary for its operations and will maintain such authorizations in full force and effect. No Restricted Person will do anything or permit anything to be done that will subject any of its properties to any remedial obligations under, or result in noncompliance with applicable permits and licenses issued under, any applicable Environmental Laws, assuming disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, in each case except as could not, individually or in the aggregate, reasonably be expected to result in liability of the Restricted Persons with respect thereto in excess of the Environmental Threshold Amount. Upon Administrative Agent’s reasonable request, at any time and from time to time, Borrowers will provide at their own expense an environmental inspection of any of the Restricted Persons’ material real properties and audit of their environmental compliance procedures and practices, in each case from an engineering or consulting firm approved by Administrative Agent.

(b) Borrowers will promptly furnish to Administrative Agent copies of all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by any Restricted Person, or of which they have has notice, pending or threatened against any Restricted Person, by any Governmental Authority with respect to any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations in connection with any Restricted Person’s ownership or use of its properties or the operation of its business.

(c) Borrowers will promptly furnish to Administrative Agent all requests for information, notices of claim, demand letters, and other notifications, received by any Restricted Person in connection with its ownership or use of its properties or the conduct of its business, relating to potential responsibility with respect to any investigation or clean-up of Hazardous Material at any location.

Section 6.13 Evidence of Compliance. Each Restricted Person will furnish to each Lender at such Restricted Person’s or Borrowers’ expense all evidence that Administrative Agent from time to time reasonably requests in writing as to the accuracy and validity of or compliance with all representations, warranties and covenants made by any Restricted Person in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto.

Section 6.14 Agreement to Deliver Security Documents. Borrowers agree to deliver and to cause each other Restricted Person to deliver, to further secure the Secured Obligations whenever requested by Administrative Agent in its discretion, deeds of trust, mortgages, chattel mortgages, security agreements, financing statements and other Security Documents satisfactory to Administrative Agent for the purpose of granting, confirming, and perfecting first and prior liens or security interests, subject to Permitted Liens, in any real or personal property which is at such time Collateral or which was intended to be Collateral pursuant to any Security Document previously executed and not then released by Administrative Agent; provided, however, that at any time that Indebtedness under Section 7.1(e) is outstanding, the GE Mortgage Personal Property shall not constitute Collateral. Furthermore, Borrowers agree to deliver and to cause each other Restricted Person to deliver, whenever requested by Administrative Agent, in its discretion, transfer orders or letters in lieu thereof with respect to the production and proceeds of production from the Collateral, in form and substance satisfactory to Administrative Agent. Borrowers also agree to deliver, whenever requested by Majority Lenders in their discretion, title opinions from legal counsel acceptable to Majority Lenders with respect to any Restricted Person’s properties and interests designated by Majority Lenders, based upon abstract or record examinations to dates acceptable to Majority Lenders and stating that such Restricted Person has good and defensible title to such properties and interests, free and clear of all Liens other than Permitted Liens, confirming that such properties and interests are subject to Security Documents securing the Secured Obligations that constitute and create legal, valid and duly perfected first deed of trust or mortgage liens in such properties and interests and first priority assignments of and security interests in the oil and gas attributable to such properties and interests and the proceeds thereof, and covering such other matters as Majority Lenders may reasonably request.

Section 6.15 Liens on Mortgaged Properties Acquired or Completed in the Future. Within thirty (30) days following each Determination Date, Borrowers will execute and deliver documentation in form and substance reasonably satisfactory to Administrative Agent, granting to Administrative Agent, for the benefit of the Lender Parties, first perfected Liens on and in the oil, gas and mineral lease(s) covering each well (i) acquired or completed since the prior Determination Date which is capable of production of oil, gas or other hydrocarbons in paying quantities, insofar as such lease(s) cover the proration unit assigned to such well, and (ii) to which Lenders have given Borrowing Base credit. Prior to the granting of such Liens, Borrowers will furnish to Administrative Agent title opinions in form, substance and authorship satisfactory to Administrative Agent concerning such properties as may be requested by Administrative Agent and will furnish all other documents and information relating to such properties as Administrative Agent may reasonably request.

Section 6.16 Perfection and Protection of Security Interests and Liens. Borrowers will from time to time deliver, and will cause each other Restricted Person from time to time to deliver, to Administrative Agent any financing statements, continuation statements, extension agreements, amendments to Security Documents, and other documents, properly completed and executed (and acknowledged when required) by Restricted Persons in form and substance satisfactory to Administrative Agent, which Administrative Agent requests for the purpose of (i) perfecting, confirming, or protecting any Liens or other rights in Collateral securing any Secured Obligations and (ii) maintaining compliance with all applicable Laws, including those of any applicable Indian tribe, the Bureau of Indian Affairs, and the U.S. Bureau of Land Management. Each Restricted Person hereby authorizes Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the collateral describing the Collateral as “all assets” without the signature of any Restricted Person.

Section 6.17 Bank Accounts; Offset. To secure the repayment of the Secured Obligations, each Borrower hereby grants to each Lender, LC Issuer, and each of their respective Affiliates a security interest, a lien, and a right of offset, each of which shall be in addition to all other interests, liens, and rights of any Lender, LC Issuer, and each of their respective Affiliates at common Law, under the Loan Documents, or otherwise, and each of which shall be upon and against (a) any and all moneys, securities or other property (and the proceeds therefrom) of such Borrower now or hereafter held or received by or in transit to any Lender, LC Issuer, or any of their respective Affiliates from or for the account of such Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, (b) any and all deposits (general or special, time or demand, provisional or final) of such Borrower with any Lender, LC Issuer or any of their respective Affiliates, and (c) any other credits and claims of such Borrower at any time existing against any Lender, including claims under certificates of deposit. At any time and from time to time after the occurrence of any Event of Default, each Lender, LC Issuer and each of their respective Affiliates, is hereby authorized to foreclose upon, or to offset against the Secured Obligations then due and payable (in either case without notice to Borrowers), any and all items hereinabove referred to.

Section 6.18 Mortgaged Property Covenants. As used in this section, the terms “Mortgaged Property”, “Permitted Encumbrances”, “Production” and “Property” mean, respectively, all “Mortgaged Property”, “Permitted Encumbrances”, “Production” and “Property” as defined in any Mortgage, and the term “Mortgagor” means each “Mortgagor” as defined in any Mortgage. Each Restricted Person will maintain in full force and effect all oil, gas or mineral leases, contracts, servitudes and other agreements forming a part of any Oil and Gas Property covered by the most recent Engineering Report, to the extent the same cover or otherwise relate to such Oil and Gas Property, and each Restricted Person will timely perform all of its obligations thereunder, except to the extent that the Present Value of any such leases not so maintained between Determination Dates does not exceed the Permitted Reduction Amount. Each Restricted Person will properly and timely pay all rents, royalties and other payments due and payable under any such leases, contracts, servitudes and other agreements, or under the Permitted Liens, or otherwise attendant to its ownership or operation of any Oil and Gas Property. Each Restricted Person will promptly notify Administrative Agent of any claim (or any conclusion by such Restricted Person) that such Restricted Person is obligated to account for any royalties, or overriding royalties or other payments out of production, on a basis (other than delivery in kind) less favorable to such Restricted Person than proceeds received by Restricted Person (calculated at the well) from sale of production. The remedies of foreclosure and offset are separate and cumulative, and either may be exercised independently of the other without regard to procedures or restrictions applicable to the other.

Section 6.19 Production Proceeds. Notwithstanding that, by the terms of the various Security Documents, Restricted Persons are and will be assigning to Administrative Agent and Lenders all of the “Production Proceeds” (as defined therein) accruing to the property covered thereby, so long as no Event of Default has occurred, Restricted Persons may continue to receive from the purchasers of production all such Production Proceeds, subject, however, to the Liens created under the Security Documents, which Liens are hereby affirmed and ratified. Upon the occurrence of an Event of Default, Administrative Agent and Lenders may exercise all rights and remedies granted under the Security Documents, including the right to obtain possession of all Production Proceeds then held by Restricted Persons or to receive directly from the purchasers of production all other Production Proceeds. In no case shall any failure, whether purposed or inadvertent, by Administrative Agent or Lenders to collect directly any such Production Proceeds constitute in any way a waiver, remission or release of any of their rights under the Security Documents, nor shall any release of any Production Proceeds by Administrative Agent or Lenders to Restricted Persons constitute a waiver, remission, or release of any other Production Proceeds or of any rights of Administrative Agent to collect other Production Proceeds thereafter.

Section 6.20 Guaranties of Borrower’s Subsidiaries. Each Subsidiary of RAAM now existing or created, acquired or coming into existence after the date hereof shall, promptly and in any event within 10 days after it has become a Subsidiary of RAAM, execute and deliver to

Administrative Agent an absolute and unconditional guaranty of the timely repayment of the Obligations and the due and punctual performance of the obligations of Borrowers hereunder, which guaranty shall be satisfactory to Administrative Agent in form and substance. Each Subsidiary of RAAM existing on the date hereof shall duly execute and deliver such a guaranty prior to the making of any Loan hereunder. RAAM will cause each of its Subsidiaries to deliver to Administrative Agent, simultaneously with its delivery of such a guaranty, written evidence satisfactory to Administrative Agent and its counsel that such Subsidiary has taken all company action necessary to duly approve and authorize its execution, delivery and performance of such guaranty and any other documents that it is required to execute.

Section 6.21 Hedging Contracts. Each Restricted Person shall maintain in effect for their full term (and will not sell, assign, transfer, terminate, or novate) all Hedging Contracts that are used by Lenders in determining the Borrowing Base from time to time, including all Hedging Contracts in existence on the Closing Date, except to the extent that after giving effect to such assignment, transfer, termination, or novation and taking into account any replacement Hedging Contract, the prices fixed for the production covered by the assigned, transferred, terminated, or novated Hedging Contract are not less than such prices fixed prior to giving effect to such assignment, transfer, termination, or novation.

Section 6.22 Non-Consolidation. Unless otherwise consented to by Administrative Agent or Majority Lenders, each Restricted Person shall: (a) maintain entity records and books of account separate from those of any other entity that is an Affiliate of such entity; (b) not commingle its funds or assets with those of any other entity that is an Affiliate of such entity; and (c) provide that its board of directors or other analogous governing body will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of other entities.

ARTICLE VII - Negative Covenants

To conform with the terms and conditions under which each Lender is willing to have credit outstanding to Borrowers, and to induce each Lender to enter into this Agreement and make the Loans, each Borrower warrants, covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement (as determined without regard to unasserted indemnity claims), unless Majority Lenders have previously agreed otherwise:

Section 7.1 Indebtedness. No Restricted Person will in any manner owe or be liable for Indebtedness except:

(a) the Obligations.

(b) Indebtedness in respect of Hedging Contracts permitted under Section 7.4.

(c) Notwithstanding Section 7.8 of this Agreement, Indebtedness in respect of expenses incurred in the ordinary course of business, not to exceed $1,000,000 in any Fiscal Year.

(d) Premium Financing Indebtedness.

(e) Indebtedness pursuant to the GE Note and any refinancings, renewals or extensions thereof; provided that the principal amount of such Indebtedness is not increased at the time of such refinancing, renewal or extension.

(f) The Permitted Second Lien Debt which is issued in compliance with the terms hereof and the Intercreditor Agreement; provided that the maximum principal amount of Permitted Second Lien Debt outstanding at any time shall not exceed $200,000,000; provided further that if a Borrowing Base Deficiency exists upon the date of issuance thereof, net proceeds from such issuance shall first be applied to the prepayment of such Borrowing Base Deficiency.

Section 7.2 Limitation on Liens. No Restricted Person will create, assume or permit to exist any Lien upon any of the properties or assets that it now owns or hereafter acquires, except, to the extent not otherwise forbidden by the Security Documents, the following (“Permitted Liens”):

(a) Liens which secure Obligations only.

(b) statutory Liens for taxes, statutory mechanics’ and materialmen’s Liens incurred in the ordinary course of business, and other similar Liens incurred in the ordinary course of business, provided such Liens do not secure Indebtedness and secure only Liabilities which are not delinquent or which are being contested as provided in Section 6.7.

(c) pledges or deposits made of assets which are not Collateral to secure payment of worker’s compensation insurance (or to participate in any fund in connection with worker’s compensation insurance), unemployment insurance, pensions or social security programs or similar legislation.

(d) encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, provided that such items do not materially impair the use of such property for the purposes intended, and none of which are violated by existing or proposed structures or land use.

(e) as to property which is Collateral, any Liens expressly permitted to encumber such Collateral under any Security Document covering such Collateral.

(f) Liens encumbering property securing the Indebtedness permitted under Section 7.1.(c).

(g) Liens created pursuant to operating agreements, provided such Liens do not secure Indebtedness and secure only Liabilities which are not delinquent or which are being contested as provided in Section 6.7.

(h) Liens created pursuant to the GE Mortgage that secure the GE Note.

(i) Liens securing the Permitted Second Lien Debt, which are subordinated to the Liens securing the Secured Obligations pursuant to the Intercreditor Agreement.

Section 7.3 Weighted-Average Payable Maturity. The weighted-average maturity of all obligations and liabilities of Borrowers incurred on ordinary terms to vendors, suppliers and other Persons providing goods and services used by Borrowers in the ordinary course of business shall not exceed 75 days at any time.

Section 7.4 Hedging Contracts. No Restricted Person will be a party to or in any manner be liable on any Hedging Contract, except (A) the Existing Hedging Contracts and (B) contracts entered into with the purpose and effect of fixing prices on oil or gas expected to be produced by Restricted Persons, provided that at all times: (1) no such contract fixes a price for a term of more than forty-eight (48) months after such contract is entered into; (2) the aggregate monthly production covered by such contracts (determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to Administrative Agent and excluding for purposes of this clause (2) any contracts that do not require any Restricted Person to deliver hydrocarbons) for any single month does not in the aggregate exceed the greater of (a) subject to the last sentence of this Section 7.4, 80% of Restricted Persons’ Proved Developed Producing Reserves or (b) 60% of Restricted Persons’ Risked Proved Reserves (as defined below); (3) no such contract requires any Restricted Person to put up money, assets, any letter of credit other than the Letters of Credit issued under this Agreement, or other security against the event of its nonperformance prior to actual default by such Restricted Person in performing its obligations thereunder; and (4) each such contract is with a counterparty or has a guarantor of the obligation of the counterparty who (unless such counterparty is a Lender Party or one of its Affiliates) at the time the contract is made has long-term obligations rated AA or Aa2 or better, respectively, by either Rating Agency, is an investment grade-rated industry participant or has provided a letter of credit in form and amount satisfactory to Administrative Agent and that is issued by a letter of credit issuer satisfactory to Administrative Agent. As used in this subsection, the terms “Restricted Persons’ Risked Proved Reserves” means, as of any date, the sum of (a) 100% of Restricted Persons’ Proved Developed Producing Reserves, plus (b) 75% of Restricted Persons’ Proved Developed Nonproducing Reserves, plus (c) 50% of Restricted Persons’ Proved Undeveloped Reserves; in each case, as such Proved Reserves are projected in the most recent report delivered pursuant to Section 6.2(c), after deducting projected production from any properties or interests sold or under contract for sale that had been included in such report and after adding projected production from any properties or interests that had not been reflected in such report but that are reflected in a separate or supplemental reports satisfactory to Administrative Agent. At any time that the Facility Usage is zero, the percentage set forth in clause (2)(a) of this Section 7.4 shall be 100%; provided, however, that if the Restricted Persons have entered into Hedging Contracts of the type limited by clause (2)(a) of this Section 7.4 for volumes in excess of 80% of Proved Developed Producing Reserves and thereafter request a Loan or a Letter of Credit and the Facility Usage increases to greater than zero, then, on or before the 15th Business Day after such increase, the Restricted Persons shall take such actions as shall be necessary to reduce the volumes covered by such Hedging Contracts to no greater than 80% of Proved Developed Producing Reserves.

Section 7.5 Limitation on Mergers, Issuances of Securities. No Restricted Person will liquidate or merge or consolidate with or into any other Person, except that any Subsidiary of a Borrower may be liquidated or merged into or consolidated with (a) another Subsidiary of such Borrower, so long as a Guarantor is the surviving business entity, or (b) such Borrower so long as such Borrower is the surviving business entity. No Subsidiary of any Restricted Person which is a partnership will allow any diminution of such Restricted Person’s interest (direct or indirect) therein. No Borrower will issue any equity securities other than shares of its common or preferred stock and any options or warrants giving the holders thereof only the right to acquire such shares. Administrative Agent hereby agrees that Borrowers may use the proceeds of the issuance of such shares or such options and warrants as Borrowers shall determine within its reasonable discretion. No Subsidiary of any Borrower will issue any additional shares of its capital stock or other securities or any options, warrants or other rights to acquire such additional shares or other securities except to such Borrower and only to the extent not otherwise forbidden under the terms hereof. No Subsidiary of any Borrower which is a partnership will allow any diminution of such Borrower’s interest (direct or indirect) therein.

Section 7.6 Limitation on Dispositions. No Restricted Person will, except as allowed in Section 7.2, Dispose of any of its material assets or properties or any material interest therein, or discount, sell, pledge or assign any notes payable to it, accounts receivable or future income, except, to the extent not otherwise forbidden under the Security Documents:

(a) equipment that is worthless or obsolete or which is replaced by equipment of equal suitability and value;

(b) inventory (including oil and gas sold as produced and seismic data) which is sold in the ordinary course of business on ordinary trade terms;

(c) Dispositions of assets by a Restricted Person to another Restricted Person;

(d) interests in Oil and Gas Properties, or portions thereof, to which no Proved Reserves are properly attributed sold to a Person who is not an Affiliate, the sale of which will not materially impair or diminish the value of the Collateral or Borrowers’ Consolidated financial condition, business or operations; provided that no Default or Event of Default has occurred and that is continuing on the date of such sale or would result from consummating such sale; and

(e) any other Oil and Gas Properties that are sold between Determination Dates for fair cash consideration to a Person who is not an Affiliate not in the aggregate (taking into account all such sales of all Restricted Persons) in excess of the Permitted Reduction Amount, the sale of which will not materially impair or diminish the value of the Collateral or Borrower’s Consolidated financial condition, business or operations; provided that no Default or Event of Default has occurred and that is continuing on the date of such sale or would result from consummating such sale.

Section 7.7 Limitation on Dividends and Redemptions. No Restricted Person will declare or pay any dividends on, or make any other distribution in respect of, any class of its Equity, except for the Permitted Distributions, nor will any Restricted Person directly or indirectly purchase, redeem, acquire or retire any Equity in any Restricted Person (whether such interests are now or hereafter issued, outstanding or created), or cause or permit any reduction or retirement of the Equity of any Restricted Person.

Section 7.8 Limitation on Investments and New Businesses. No Restricted Person will (i) engage directly or indirectly in any business or conduct any operations except in connection with or incidental to its businesses and operations as an independent oil and gas exploration, development, and production company, (ii) make any acquisitions of or capital contributions to or other Investments in any Person that is not a Restricted Person, other than (x) Cash Equivalents or (y) Investments by RAAM in Concorde in an aggregate amount not to exceed $35,000,000, and (iii) make any significant acquisitions or Investments in any properties other than oil and gas properties.

Section 7.9 Limitation on Credit Extensions. Except for Cash Equivalents, no Restricted Person will extend credit, make advances or make loans other than normal and prudent extensions of credit to customers buying goods and services in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner.

Section 7.10 Transactions with Affiliates. Other than Investments by RAAM in Concorde permitted by Section 7.8(iii) and agreements among Concorde and any Restricted Person for the provision of management services and general and administrative services, no Restricted Person will engage in any material transaction with any of its Affiliates that are not Restricted Persons on terms that are less favorable to it than those that would have been obtainable at the time in arm’s-length dealing with Persons other than such Affiliates.

Section 7.11 Prohibited Contracts. Except as expressly provided for in the Loan Documents or the Second Lien Indenture, no Restricted Person will, directly or indirectly, enter into, create, or otherwise allow to exist any contract or other consensual restriction on the ability of any Restricted Person to: (i) pay dividends or make other distributions to any Borrower, (ii) to redeem equity interests held in it by any Borrower, (iii) to repay loans and other indebtedness owing by it to any Borrower, or (iv) to transfer any of its assets to any Borrower. No Restricted Person will enter into any “take-or-pay” contract or other contract or arrangement for the purchase of goods or services which obligates it to pay for such goods or service regardless of whether they are delivered or furnished to it. No Restricted Person will amend or permit any amendment to any contract or lease which releases, qualifies, limits, makes contingent or otherwise detrimentally affects the rights and benefits of Administrative Agent or any Lender under or acquired pursuant to any Security Documents. No ERISA Affiliate will incur any obligation to contribute to any Multiemployer Plan or any plan subject to Section 4064 of ERISA.

Section 7.12 Subsidiaries. Borrowers shall not create or own any Subsidiary without the prior consent of Majority Lenders. Other than the Subsidiaries set forth on the Disclosure Schedule, no Guarantor shall create or own any Subsidiary without the prior consent of Majority Lenders.

Section 7.13 Current Ratio. The ratio of RAAM’s Consolidated current assets to RAAM’s Consolidated current Liabilities will never be less than 1.0 to 1.0. For purposes of this Section, (i) the undrawn portion of the Borrowing Base then available shall be treated as a current asset as if funded and assets arising from the application of ASC Topic 815, Derivatives and Hedging, shall be excluded from current assets, and (ii) the current portion of the Liabilities of the Restricted Persons arising from the application of ASC Topic 815, Derivatives and Hedging, and ASC Topic 410, Asset Retirement and Environmental Obligations, shall be excluded from current Liabilities.

Section 7.14 Interest Coverage Ratio. As of the end of each Fiscal Quarter, the ratio of RAAM’s Consolidated EBITDA for the four immediately preceding consecutive Fiscal Quarters to RAAM’s Consolidated Interest Charges for such period shall never be less than 2.5 to 1.0.

For purposes of this section, the term “RAAM’s Consolidated EBITDA” means the sum of (i) RAAM’s Consolidated earnings (or loss), after deduction of all expenses and other charges other than interest, income tax and exploration expenses plus (ii) amounts deducted in the computation of such Consolidated earnings (or loss) for depreciation, amortization and other non-cash items. For purposes of this section, the term “RAAM’s Consolidated Interest Charges” means the aggregate amount of interest treated as an expense or capitalized on RAAM’s Consolidated financial statements.

Section 7.15 General and Administrative Expenses. For any four-Fiscal Quarter period, the aggregate amount of general and administrative expenses incurred by Borrowers shall not exceed 20% of gross revenue for such four-Fiscal Quarter period.

Section 7.16 Permitted Second Lien Debt. No Restricted Person will (a) permit the amendment, modification or other change in any manner of any of the provisions of the Permitted Second Lien Debt, the Second Lien Indenture or the documents related thereto except to the extent not prohibited by the Intercreditor Agreement, (b) incur Permitted Second Lien Debt, except to the extent not prohibited by the Intercreditor Agreement, or (c) prepay any Permitted Second Lien Debt consisting of principal on any loan made pursuant to the Second Lien Indenture without the prior written consent of the Lenders.

ARTICLE VIII - Events of Default and Remedies

Section 8.1 Events of Default. Each of the following events constitutes an Event of Default under this Agreement:

(a) Any Restricted Person fails to pay any principal component of any Obligation when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise;

(b) Any Restricted Person fails to pay any Obligation (other than the Obligations in subsection (a) above) when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise, within five (5) Business Days after the same becomes due;

(c) Any “default” or “event of default” occurs under any Loan Document that defines either such term, and the same is not remedied within the applicable period of grace (if any) provided in such Loan Document;

(d) Any Restricted Person fails to duly observe, perform or comply with any covenant, agreement or provision of Section 6.4 or Article VII;

(e) Any Restricted Person fails (other than as referred to in subsections (a), (b), (c) or (d) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document to which it is a party, and such failure remains unremedied for a period of thirty (30) days after notice of such failure is given by Administrative Agent to Borrowers;

(f) Any representation or warranty previously, presently or hereafter made in writing by or on behalf of any Restricted Person in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made and such misrepresentation could cause a Material Adverse Change (as determined by Administrative Agent in its discretion), or any Loan Document at any time ceases to be valid, binding and enforceable as warranted in Section 5.5 for any reason other than its release or subordination by Administrative Agent;

(g) Any Restricted Person fails to duly observe, perform or comply with any agreement with any Person or any term or condition of any instrument, if such agreement or instrument is materially significant to Borrowers on a Consolidated basis, and such failure is not remedied within the applicable period of grace (if any) provided in such agreement or instrument;

(h) Any “event of default” shall occur under the Second Lien Indenture or any Restricted Person (i) fails to pay any portion, when such portion is due, of any of its Indebtedness in excess of $250,000, or (ii) breaches or defaults in the performance of any agreement or instrument by which any such Indebtedness is issued, evidenced, governed, or secured, and any such failure, breach or default continues beyond any applicable period of grace provided therefor;

(i) A Termination Event occurs which, when taken together with all other Termination Events that have occurred, has resulted or would reasonably be expected to result in, liability of any Restricted Person in an aggregate amount in excess of $250,000 or (ii) any other event or condition shall occur or exist with respect to a Plan and such event or condition, together with all other such events or conditions and Termination Events, if any, would reasonably be expected to result in a Material Adverse Change;

(j) Any Restricted Person:

(i) suffers the entry against it of a judgment, decree or order for relief by a Tribunal of competent jurisdiction in an involuntary proceeding commenced under any Debtor Relief Law, or has any such proceeding commenced against it which remains undismissed for a period of sixty days; or

(ii) commences a voluntary case under any Debtor Relief Law; or applies for or consents to the entry of an order for relief in an involuntary case under any such Debtor Relief Law; or makes a general assignment for the benefit of creditors; or is generally not paying (or admits in writing its inability to pay) its debts as such debts become due; or takes corporate or other action authorizing any of the foregoing; or

(iii) suffers the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets or of any part of the Collateral in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within sixty days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or

(iv) suffers the entry against it of a final judgment for the payment of money in excess of $250,000 (not covered by insurance satisfactory to Administrative Agent in its discretion), unless the same is discharged within thirty days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or

(v) suffers a writ or warrant of attachment or any similar process to be issued by any Tribunal against all or any substantial part of its assets or any part of the Collateral, and such writ or warrant of attachment or any similar process is not stayed or released within thirty days after the entry or levy thereof or after any stay is vacated or set aside; and

(k) Any Change of Control occurs.

Upon the occurrence of an Event of Default described in subsection (j)(i), (j)(ii) or (j)(iii) of this section with respect to any Restricted Person, all of the Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrowers and each Restricted Person who at any time ratifies or approves this Agreement. Upon any such acceleration, any obligation of any Lender to make any further Loans and any obligation of LC Issuer to issue Letters of Credit hereunder shall be permanently terminated. During the continuance of any other Event of Default, Administrative Agent at any time and from time to time may, and upon written instructions from Majority Lenders, Administrative Agent shall, without notice to Borrowers or any other Restricted Person, do either or both of the following: (1) terminate any obligation of Lenders to make Loans hereunder and terminate any obligation of LC Issuer to issue any Letters of Credit hereunder, and (2) declare any or all of the Obligations immediately due and payable, and all such Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrowers and each Restricted Person who at any time ratifies or approves this Agreement. Upon any acceleration (whether automatic or due to declaration), any obligation of any Lender to make any further Loans and any obligation of LC Issuer to issue any Letters of Credit shall be permanently terminated.

Section 8.2 Remedies. If any Default shall occur and be continuing, Majority Lenders, or Administrative Agent at the direction of Majority Lenders, may protect and enforce its rights under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document. All rights, remedies and powers conferred upon Lender Parties under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at Law or in equity.

Section 8.3 Application of Proceeds after Acceleration. After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable and the LC Obligations have automatically been required to be Cash Collateralized as set forth in Section 2.16), any amounts received on account of the Secured Obligations shall be applied by Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent (including fees and time charges for attorneys who may be employees of Administrative Agent) and amounts payable under Article III) payable to Administrative Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit fees) payable to Lenders, LC Issuer and Lender Counterparties (including fees, charges and disbursements of counsel to the respective Lenders and LC Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Letter of Credit fees and interest on the Loans, Matured LC Obligations and Lender Hedging Obligations, ratably among Lenders, LC Issuer and the Lender Counterparties, in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and Matured LC Obligations, obligations to Cash Collateralize LC Obligations pursuant to Section 2.16 and settlements under Hedging Contracts, ratably among Lenders, LC Issuer and the Lender Counterparties in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

Subject to Section 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above.

Administrative Agent shall have no responsibility to determine the existence or amount of Lender Hedging Obligations and may reserve from the application of amounts under this Section amounts distributable in respect of Lender Hedging Obligations until it has received evidence satisfactory to it of the existence and amount of such Lender Hedging Obligations.

ARTICLE IX - Administrative Agent

Section 9.1 Appointment and Authority. Each of the Lenders and LC Issuer hereby irrevocably appoints Union Bank, N.A. to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Administrative Agent, the Lenders, and LC Issuer, and neither Borrowers nor any other Restricted Person shall have rights as a third party beneficiary of any of such provisions.

Section 9.2 Exculpatory Provisions. Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct. Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Administrative Agent by Borrowers, a Lender, or LC Issuer.

Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

Section 9.3 Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or LC Issuer,

Administrative Agent may presume that such condition is satisfactory to such Lender or LC Issuer unless Administrative Agent shall have received notice to the contrary from such Lender or LC Issuer prior to the making of such Loan or the issuance of a Letter of Credit. Administrative Agent may consult with legal counsel (who may be counsel for Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.4 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and LC Issuer acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and LC Issuer also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.5 Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.6 Sharing of Set-Offs and Other Payments. Each Lender Party agrees that if it shall, whether through the exercise of rights under Loan Documents or rights of banker’s lien, set off, or counterclaim against Borrowers or otherwise, obtain payment of a portion of the aggregate Obligations owed to it which, taking into account all distributions made by Administrative Agent under Section 3.1, causes such Lender Party to have received more than it would have received had such payment been received by Administrative Agent and distributed pursuant to Section 3.1, then (a) it shall be deemed to have simultaneously purchased and shall be obligated to purchase interests in the Obligations as necessary to cause all Lender Parties to share all payments as provided for in Section 3.1, and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that Administrative Agent and all Lender Parties share all payments of Obligations as provided in Section 3.1; provided, however, that nothing herein contained shall in any way affect the right of any Lender Party to obtain payment (whether by exercise of rights of banker’s lien, set-off or counterclaim or otherwise) of indebtedness other than the Obligations. Borrowers expressly consent to the foregoing arrangements and agrees that any holder of any such interest or other participation in the Obligations, whether or not acquired pursuant to the foregoing arrangements, may to the fullest extent permitted by Law exercise any and all rights of banker’s lien, set-off, or counterclaim as fully as if such holder were a holder of the Obligations in the amount of such interest or other participation. If all or any part of any funds transferred pursuant to this section is thereafter recovered from the seller under this section which received the same, the purchase provided for in this section shall be deemed to have been rescinded to the extent of such recovery, together with interest, if any, if interest is required pursuant to Tribunal order to be paid on account of the possession of such funds prior to such recovery.

Section 9.7 Investments. Whenever Administrative Agent in good faith determines that it is uncertain about how to distribute to Lender Parties any funds that it has received, or whenever Administrative Agent in good faith determines that there is any dispute among Lender Parties about how such funds should be distributed, Administrative Agent may choose to defer distribution of the funds that are the subject of such uncertainty or dispute. If Administrative Agent in good faith believes that the uncertainty or dispute will not be promptly resolved, or if Administrative Agent is otherwise required to invest funds pending distribution to Lender Parties, Administrative Agent shall invest such funds pending distribution; all interest on any such Investment shall be distributed upon the distribution of such Investment and in the same proportion and to the same Persons as such Investment. All moneys received by Administrative Agent for distribution to Lender Parties (other than to the Person who is Administrative Agent in its separate capacity as a Lender Party) shall be held by Administrative Agent pending such distribution solely as Administrative Agent for such Lender Parties, and Administrative Agent shall have no equitable title to any portion thereof.

Section 9.8 Resignation of Administrative Agent. Administrative Agent may at any time give notice of its resignation to the Lenders, LC Issuer and Borrowers. Upon receipt of any such notice of resignation, Majority Lenders shall have the right, in consultation with Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and LC Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if Administrative Agent shall notify Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by Administrative Agent on behalf of the Lenders or LC Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender and LC Issuer directly, until such time as Majority Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.9 Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.10 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the “Book Manager,” “Lead Arranger,” “Syndication Administrative Agent” or “Documentation Agent” listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, a Lender or LC Issuer hereunder.

Section 9.11 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Restricted Person, Administrative Agent (irrespective of whether the principal of any Loan or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, LC Issuer and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, LC Issuer and Administrative Agent and their respective agents and counsel and all other amounts due Lenders, LC Issuer and Administrative Agent under Sections 2.5 and 10.4) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and LC Issuer to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders and LC Issuer, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.5 and 10.4. Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or LC Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.12 Guaranty Matters. Each Lender and LC Issuer hereby irrevocably authorizes Administrative Agent, at its option and in its discretion, to release any Guarantor from its guaranty of the Obligations (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder and (ii) upon termination of each Lender’s Commitment and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit. Upon request by Administrative Agent at any time, each Lender and LC Issuer will confirm in writing Administrative Agent’s authority to release any Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 9.12.

Section 9.13 Collateral Matters.

(a) Each Lender and LC Issuer hereby irrevocably authorizes and directs Administrative Agent to enter into the Security Documents for the benefit of such Lender and LC Issuer. Each Lender and LC Issuer hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth in Section 10.1, any action taken by the Majority Lenders, in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Majority Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders and LC Issuer. Administrative Agent is hereby authorized (but not obligated) on behalf of all of Lenders and LC Issuer, without the necessity of any notice to or further consent from any Lender or LC Issuer from time to time prior to, an Event of Default, to take any action with respect to any Collateral or Security Documents that may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Security Documents.

(b) Each Lender and LC Issuer hereby irrevocably authorize Administrative Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held by Administrative Agent under any Loan Document (A) upon termination of each Lender’s Commitment and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (C) subject to Section 10.1, if approved, authorized or ratified in writing by the Majority Lenders, or (D) in connection with any foreclosure sale or other disposition of Collateral after the occurrence of an Event of Default; and

(ii) to subordinate any Lien on any property granted to or held by Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement or any other Loan Document.

Upon request by Administrative Agent at any time, each Lender and LC Issuer will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral pursuant to this Section 9.13.

(c) Subject to subsection (b) above, Administrative Agent shall (and is hereby irrevocably authorized by each Lender and LC Issuer to) execute such documents as may be necessary to evidence the release or subordination of the Liens granted to Administrative Agent for the benefit of Administrative Agent and Lenders and LC Issuer herein or pursuant hereto upon the applicable Collateral; provided that (i) Administrative Agent shall not be required to execute any such document on terms that, in Administrative Agent’s opinion, would expose Administrative Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty and (ii) such release or subordination shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower or any other Restricted Person in respect of) all interests retained by Borrower or any other Restricted Person, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Administrative Agent shall be authorized to deduct all expenses reasonably incurred by Administrative Agent from the proceeds of any such sale, transfer or foreclosure.

(d) Administrative Agent shall have no obligation whatsoever to any Lender, LC Issuer or any other Person to assure that the Collateral exists or is owned by Borrower or any other Restricted Person or is cared for, protected or insured or that the Liens granted to Administrative Agent herein or in any of the Security Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Administrative Agent in this Section 9.12 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its discretion, given Administrative Agent’s own interest in the Collateral as one of Lenders and that Administrative Agent shall have no duty or liability whatsoever to Lenders or LC Issuer.

(e) Each Lender and LC Issuer hereby appoints each other Lender as agent for the purpose of perfecting Lenders’ and LC Issuer’s security interest in assets that, in accordance with Article 9 of the UCC, can be perfected only by possession. Should any Lender or LC Issuer (other than Administrative Agent) obtain possession of any such Collateral, such Lender or LC Issuer shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor shall deliver such Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions.

Section 9.14 Agreement to Assignment of ISDA Master Agreement. Each Lender hereby agrees (on behalf of itself and any of its Affiliates party to Hedging Contract with any Restricted Person) that the rights of the Restricted Persons under Hedging Contracts with such Lender (or, if applicable, its Affiliate) may be included in the Collateral.

ARTICLE X - Miscellaneous

Section 10.1 Waivers and Amendments; Acknowledgements.

(a) Waivers and Amendments. No failure or delay (whether by course of conduct or otherwise) by any Lender Party in exercising any right, power or remedy that such Lender Party may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by any Lender

Party of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed as provided below in this section, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on any Restricted Person shall in any case of itself entitle any Restricted Person to any other or further notice or demand in similar or other circumstances. This Agreement and the other Loan Documents set forth the entire understanding between the parties hereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and no waiver, consent, release, modification or amendment of or supplement to this Agreement or the other Loan Documents shall be valid or effective against any party hereto unless the same is in writing and signed by (i) if such party is a Borrower, by such Borrower, (ii) if such party is Administrative Agent or LC Issuer, by such party, and (iii) if such party is a Lender, by such Lender or by Administrative Agent on behalf of Lenders with the written consent of Majority Lenders (which consent has already been given as to the termination of the Loan Documents as provided in Section 10.9). Notwithstanding the foregoing or anything to the contrary herein, Administrative Agent shall not, without the prior consent of each individual Lender, execute and deliver on behalf of such Lender any waiver or amendment which would: (1) waive any of the conditions specified in Article IV (provided that Administrative Agent may in its discretion withdraw any request it has made under Section 4.2(f)), (2) increase the maximum amount that such Lender is committed hereunder to lend, (3) reduce any fees payable to such Lender hereunder, or the principal of, or interest on, such Lender’s Notes, (4) extend the Maturity Date, waive the provisions of Section 2.10(c) or postpone any date fixed for any payment of any such fees, principal or interest, (5) amend the definition herein of “Majority Lenders” or otherwise change the aggregate amount of Percentage Shares which is required for Administrative Agent, Lenders or any of them to take any particular action under the Loan Documents, (6) release Borrowers from their obligation to pay such Lender’s Obligations or any Guarantor from its Guaranty of such payment (except pursuant to Section 9.12), (7) release all or substantially all of the Collateral, (8) release any guaranty that guarantees the payment of any part of the Obligations or the Lender Hedging Obligations or the performance of any Restricted Person’s other duties and obligations under the Loan Documents, or (9) amend this Section 10.1(a). Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(b) Acknowledgements and Admissions. Each Borrower hereby represents, warrants, acknowledges and admits that (i) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents to which it is a party, (ii) it has made an independent decision to enter into this Agreement and the other Loan Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by Administrative Agent or any Lender Party, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iii) there are no representations, warranties, covenants, undertakings or agreements by any Lender Party as to the Loan Documents except as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iv) no Lender Party has any fiduciary obligation toward any Borrower with respect to any Loan Document or the transactions contemplated thereby, (v) the relationship pursuant to the Loan Documents between Borrowers and the other Restricted Persons, on one hand, and each Lender Party, on the other hand, is and shall be solely that of debtor and creditor, respectively, provided that, solely for purposes of Section 10.5(f) Administrative Agent shall act as Administrative Agent of Borrower in maintaining the Register as set forth therein, (vi) no partnership or joint venture exists with respect to the Loan Documents between any Restricted Person and any Lender Party, (vii) Administrative Agent is not Borrowers’ Administrative Agent, but Administrative Agent for Lender Parties, provided that, solely for purposes of Section 10.5(f) Administrative Agent shall act as Administrative Agent of Borrower in maintaining the Register as set forth therein, (viii) should an Event of Default or Default occur or exist, each Lender Party will determine in its sole discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time, (ix) without limiting any of the foregoing, Borrowers are not relying upon any representation or covenant by any Lender Party, or any representative thereof, and no such representation or covenant has been made, that any Lender Party will, at the time of an Event of Default or Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Loan Documents with respect to any such Event of Default or Default or any other provision of the Loan Documents, and (x) all Lender Parties have relied upon the truthfulness of the acknowledgements in this section in deciding to execute and deliver this Agreement and to become obligated hereunder.

(c) Joint Acknowledgment. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 10.2 Survival of Agreements; Cumulative Nature. All of Restricted Persons’ various representations, warranties, covenants and agreements in the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents and the performance hereof and thereof, including the making or granting of the Loans and the delivery of the Notes and the other Loan Documents, and shall further survive until all of the Obligations are paid in full to each Lender Party and all of Lender Parties’ obligations to Borrowers are terminated. Notwithstanding the foregoing or anything herein to the contrary, any waivers or admissions made by any Restricted Person in any Loan Document, any Obligations under Sections 3.2 through 3.6, and any obligations that any Person may have to indemnify or compensate any Lender Party shall survive any termination of this Agreement or any other Loan Document. In addition, Articles VIII and IX shall survive until all of the Security Documents have been terminated. All statements and agreements contained in any certificate or other instrument delivered by any Restricted Person to any Lender Party under any Loan Document shall be deemed representations and warranties by Borrowers or agreements and covenants of Borrowers under this Agreement. The representations, warranties, indemnities, and covenants made by Restricted Persons in the Loan Documents, and the rights, powers, and privileges granted to Lender Parties in the Loan Documents, are cumulative, and, except for expressly specified waivers and consents, no Loan Document shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to any Lender Party of any such representation, warranty, indemnity, covenant, right, power or privilege. In particular and without limitation, no exception set out in this Agreement to any representation, warranty, indemnity, or covenant herein contained shall apply to any similar representation, warranty, indemnity, or covenant contained in any other Loan Document, and each such similar representation, warranty, indemnity, or covenant shall be subject only to those exceptions which are expressly made applicable to it by the terms of the various Loan Documents.

Section 10.3 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Borrowers or any other Restricted Person, Administrative Agent or LC Issuer; to the address, telecopier number, electronic mail address or telephone number specified for such person on the signature pages hereto;

(ii) if to any other Lender Party, to it at its address, telecopier number, electronic mail address or telephone number as specified on the Lenders Schedule.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in said subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and LC Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or LC Issuer pursuant to Article II if such Lender or LC Issuer, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent, Borrowers or any other Restricted Person may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each of Borrowers, any other Restricted Person, Administrative Agent and LC Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender Party may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Borrowers, Administrative Agent and LC Issuer.

Section 10.4 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrower shall promptly pay (i) all transfer, stamp, mortgage, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Loan Documents or any other document or transaction referred to herein or therein, (ii) all reasonable third party costs and expenses incurred by or on behalf of Administrative Agent and Lenders (including fees and expenses of attorneys, consultants, reserve engineers, accountants, and other advisors, travel costs and miscellaneous expenses) in connection with (1) the syndication of the credit facilities provided for herein, (2) the negotiation, preparation, execution and delivery of the Loan Documents, and any and all consents, waivers or other documents or instruments relating thereto (whether or not the transactions contemplated hereby or thereby shall be consummated), (3) the filing, recording, refiling and re-recording of any Loan Documents and any other documents or instruments or further assurances required to be filed or recorded or refiled or re-recorded by the terms of any Loan Document, (4) any action reasonably required in the course of administration hereof, or (5) monitoring or confirming (or preparation or negotiation of any document related to) any Restricted Person’s compliance with any covenants or conditions contained in this Agreement or in any Loan Document, (iii) all reasonable out-of-pocket expenses incurred by LC Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iv) all reasonable costs and expenses incurred by or on behalf of any Lender Party (including fees and expenses of attorneys, consultants, reserve engineers, accountants, and other advisors, travel costs, court costs, and miscellaneous expenses) (A) in connection with the preservation of any rights under the Loan Documents, the exercise or enforcement of any rights or remedies under the Loan Documents (including this Section), or the defense of any such exercise or enforcement, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification. Borrowers shall jointly and severally indemnify Administrative Agent (and any sub-agent thereof) each Lender and LC Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee and LC Issuer), and shall jointly and severally indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrowers or any other Restricted Person arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by LC Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by Borrowers or any of their Subsidiaries, or any environmental liability related in any way to Borrowers or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrowers, and regardless of whether any Indemnitee is a party thereto. THE FOREGOING INDEMNIFICATION WILL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY OR CAUSED, IN WHOLE OR IN PART BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNITEE, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrowers or any other Restricted Person against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrowers or such Restricted Person has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that Borrowers for any reason fail to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by them to Administrative Agent (or any sub-agent thereof), LC Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), LC Issuer or such Related Party, as the case may be, such Lender’s Percentage Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent), or LC Issuer in its capacity as such or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) or LC Issuer in connection with such capacity.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.

Section 10.5 Successors and Assigns; Joint and Several Liability.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrowers nor any other Restricted Person may assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a

Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of a revolving facility, or $1,000,000, in the case of any assignment in respect of a term facility, unless Administrative Agent otherwise consents (such consent not to be unreasonably withheld or delayed);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the commitment assigned;

(iii) any assignment of a commitment must be approved by Administrative Agent and LC Issuer unless the Person that is the proposed assignee is itself a Lender with a commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee);

(iv) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with the Note subject to such assignment and a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire; and

(v) no such assignment shall be made (x) to Borrower or any of Borrower’s Affiliates or Subsidiaries, or (y) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (y), or (z) to a natural person.

Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits, and subject to the requirements, of Sections 3.2, 3.4, 3.5 and 10.4 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. Administrative Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at one of its offices in Los Angeles, California a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and Borrowers, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrowers or Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or Borrowers or any of Borrowers’ Affiliates or Subsidiaries), (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrowers, Administrative Agent and the Lenders and LC Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the fifth sentence of Section 10.1(a) that affects such Participant. Subject to subsection (e) of this Section, Borrowers agree that each Participant shall be entitled to the benefits, and subject to the requirements, of Sections 3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 6.14 as though it were a Lender, provided such Participant agrees to be subject to Section 9.6 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.2 and 3.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.5 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.5(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Joint and Several Liability. All Obligations that are incurred by two or more Restricted Persons shall be their joint and several obligations and liabilities.

(h) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrowers and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Percentage Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Section 10.6 Confidentiality . Each of Administrative Agent, the Lenders and LC Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrowers and their obligations, (g) with the consent of Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Administrative Agent, any Lender, LC Issuer, or any of their respective Affiliates on a nonconfidential basis from a source other than a Restricted Person.

For purposes of this Section, “Information” means all information received from Borrowers or any of their Subsidiaries relating to Borrowers or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to Administrative Agent, any Lender or LC Issuer on a nonconfidential basis prior to disclosure by Borrowers or any of their Subsidiaries, provided that, in the case of information received from Borrowers or any of their Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.7 Governing Law; Submission to Process.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS. CHAPTER 346 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRI-PARTY ACCOUNTS) DOES NOT APPLY TO THIS AGREEMENT OR TO THE NOTES. THE OBLIGATIONS OF BORROWERS FOR PAYMENT OR ALL AMOUNTS DUE UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ARE PERFORMABLE IN LOS ANGELES, CALIFORNIA, AND ALL OTHER OBLIGATIONS OF BORROWERS UNDER THIS AGREEMENT AND THE LOAN DOCUMENTS ALL PERFORMABLE IN DALLAS COUNTY, TEXAS.

(b) SUBMISSION TO JURISDICTION. BORROWERS AND EACH OTHER RESTRICTED PERSON IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR THEMSELVES AND THEIR PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS SITTING IN DALLAS COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF TEXAS, DALLAS DIVISION AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH TEXAS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT, ANY LENDER OR LC ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWERS OR ANY OTHER RESTRICTED PERSON OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH BORROWER AND EACH OTHER RESTRICTED PERSON IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES,

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.3. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.8 Limitation on Interest. Lender Parties, Restricted Persons and any other parties to the Loan Documents intend to contract in strict compliance with applicable usury Law from time to time in effect. In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable Law from time to time in effect. Neither any Restricted Person nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully contracted for, charged or received under applicable Law from time to time in effect, and the provisions of this section shall control over all other provisions of the Loan Documents that may be in conflict or apparent conflict herewith. Lender Parties expressly disavow any intention to contract for, charge or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated. If (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) any Lender or any other holder of any or all of the Obligations shall otherwise collect moneys that are determined to constitute interest that would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be charged by applicable Law then in effect, then all sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at such Lender’s or holder’s option, promptly returned to Borrowers or the other payor thereof upon such determination. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under applicable Law, Lender Parties and Restricted Persons (and any other payors thereof) shall to the greatest extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Obligations in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable Law in order to lawfully contract for, charge or receive the maximum amount of interest permitted under applicable Law. In the event applicable Law provides for an interest ceiling under Chapter 303 of the Texas Finance Code (the “Texas Finance Code”) as amended, for that day, the ceiling shall be the “weekly ceiling” as defined in the Texas Finance Code, provided that if any applicable Law permits greater interest, the Law permitting the greatest interest shall apply. As used in this section the term “applicable Law” means the Laws of the State of Texas or the Laws of the United States of America,

whichever Laws allow the greater interest, as such Laws now exist or may be changed or amended or come into effect in the future.

Section 10.9 Termination; Limited Survival. In their discretion Borrowers may at any time that no Secured Obligations (other than indemnity obligations and similar obligations that survive the termination of this Agreement for which no notice of a claim has been received by Borrowers) are owing elect in a written notice delivered to Administrative Agent to terminate this Agreement. Upon receipt by Administrative Agent of such a notice, if no such Secured Obligations are then owing this Agreement and all other Loan Documents shall thereupon be terminated and the parties thereto released from all prospective obligations thereunder. Notwithstanding the foregoing or anything herein to the contrary, any waivers or admissions made by any Restricted Person in any Loan Document, any Obligations under Sections 3.2 through Section 3.6, and any obligations which any Person may have to indemnify or compensate any Secured Party shall survive any termination of this Agreement or any other Loan Document. At the request and expense of Borrowers, Administrative Agent shall prepare and execute all necessary instruments to reflect and effect such termination of the Loan Documents. Administrative Agent is hereby authorized to execute all such instruments on behalf of all Lenders, without the joinder of or further action by any Lender.

Section 10.10 Severability. If any term or provision of any Loan Document shall be determined to be illegal or unenforceable all other terms and provisions of the Loan Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable Law. Without limiting the foregoing provisions of this Section 10.10, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by Administrative Agent or LC Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.11 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.12 Waiver of Jury Trial, Punitive Damages, etc. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (A) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY), AND (B) ANY RIGHT IT MAY HAVE TO CLAIM OR

RECOVER IN ANY SUCH LEGAL PROCEEDING ANY “SPECIAL DAMAGES,” AS DEFINED BELOW. EACH PARTY HERETO (X) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (Y) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS THAT ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO.

Section 10.13 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrowers and each other Restricted Person that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56) (signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies Borrowers and each other Restricted Person, which information includes the name and address of Borrowers and each other Restricted Person and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrowers and each other Restricted Person in accordance with the Act.

Section 10.14 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by this Agreement, Borrowers and each other Restricted Person acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facilities provided for hereunder and any related services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between Borrowers and each other Restricted Person, on the one hand, and Administrative Agent, on the other hand, and Borrower and each other Restricted Person is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, Administrative Agents is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for Borrowers, any other Restricted Person or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) Administrative Agent has neither assumed nor will assume an advisory, agency or fiduciary responsibility in favor of Borrowers or any other Restricted Person with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether Administrative Agent has advised or is currently advising Borrowers, any other Restricted Person or any of their respective Affiliates on other matters) and Administrative Agent has no obligation to Borrower, any other Restricted Person or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the other Restricted Persons and their respective Affiliates, and Administrative Agent has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) Administrative Agent will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of Borrower and the other Restricted Persons has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Borrower and the other Restricted Persons hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty.

Section 10.15 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, LC Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, LC Issuer or any such Affiliate to or for the credit or the account of Borrowers or any other Restricted Person against any and all of the obligations of Borrower or such Restricted Person now or hereafter existing under this Agreement or any other Loan Document to such Lender or LC Issuer, irrespective of whether or not such Lender or LC Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrowers or such Restricted Person may be contingent or unmatured or are owed to a branch or office of such Lender or LC Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, LC Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, LC Issuer or their respective Affiliates may have. Each Lender and LC Issuer agrees to notify Borrowers and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.16 Amendment and Restatement. This Agreement amends and restates in its entirety the Existing Credit Agreement, and from and after the date hereof, the terms and provisions of the Existing Credit Agreement shall be superseded by the terms and provisions of this Agreement. Borrowers hereby agree that (i) the Existing Indebtedness, all accrued and unpaid interest thereon, and all accrued and unpaid fees under the Existing Credit Documents shall be deemed to be Indebtedness of Borrowers outstanding under and governed by this Agreement and (ii) all Liens securing the Existing Indebtedness shall continue in full force and effect to secure the Secured Obligations.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

CENTURY EXPLORATION NEW ORLEANS, LLC, Borrower

By:	/s/ Jeffrey T. Craycraft
Jeffrey T. Craycraft
Treasurer

CENTURY EXPLORATION HOUSTON, LLC, Borrower

By:	/s/ Jeffrey T. Craycraft
Jeffrey T. Craycraft
Treasurer

CENTURY EXPLORATION RESOURCES, LLC, Borrower

By:	/s/ Jeffrey T. Craycraft
Jeffrey T. Craycraft
Treasurer

Address: 1537 Bull Lea Road Attention: Jeffrey T. Craycraft Lexington, Kentucky 40511 Telephone: (859) 253-1300 Facsimile: (859) 281-6066

UNION BANK, N.A. Administrative Agent, LC Issuer and a Lender

By:	/s/ Damien G. Meiburger
Name:	Damien G. Meiburger
Title:	Senior Vice President

Address: 500 North Akard 4200 Lincoln Plaza Dallas, Texas 75201 Attention: Damien Meiburger Telephone: (214) 922-4200 Facsimile: (214) 922-4209

CAPITAL ONE, NATIONAL ASSOCIATION, a Lender

By:	/s/ Wesley Fontana
Name:	Wesley Fontana
Title:	Vice President

Address: 5718 Westheimer, Suite 1430 Houston, Texas 77057 Attention: Eric Broussard Telephone: (713) 435-5278 Facsimile: (713) 435-5106

REGIONS BANK, a Lender

By:	/s/ William A. Philipp
Name:	William A. Philipp
Title:	Senior Vice President

Address: P.O. Box 23146 Jackson, Mississippi 35215-3146 Attention: Bill Philipp Telephone: (601) 354-8229 Facsimile: (601) 354-8563

BNP PARIBAS, a Lender

By:	/s/ Polly Schott
Name:	Polly Schott
Title:	Director

By:	/s/ Betsy Jocher
Name:	Betsy Jocher
Title:	Director

Address: 15455 N. Dallas Parkway, Suite 1400 Addison, Texas 75001 Attention: Polly Schott Telephone: (214) 866-2522 Facsimile: (214) 754-5983

NATIXIS, a Lender

By:	/s/ Liana Tchernysheva
Name:	Liana Tchernysheva
Title:	Managing Director

By:	/s/ Donovan C. Broussard
Name:	Donovan C. Broussard
Title:	Managing Director

Address: 8333 Clay Street, Suite 4340 Houston, Texas 77002 Attention: Donovan C. Broussard Telephone: (713) 759-9409 Facsimile: (713) 583-7745